UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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HCC INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

N/A

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Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

Wednesday, May 20, 2015 at 9:00 a.m., Central Daylight time

HCC Headquarters, 13403 Northwest Freeway, Houston, Texas 77040

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Letter from our CEO

My Fellow Stockholders:

I look forward to joining you, HCC’s Board of Directors, and the other members of HCC’s senior management team at the upcoming 2015 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting this year.

2014 was another record year for HCC. For a third consecutive year, our portfolio of non-correlated specialty insurance businesses produced record earnings. In 2014, the Company achieved net earnings of $458.3 million, or $4.61 per share, through continued smart and disciplined underwriting across our lines of business. This discipline was further evidenced by our 2014 GAAP combined ratio of 82.1%.

We continued to grow the Company’s diversified portfolio of businesses through our acquisition of the ProAg group of crop insurance companies, effective January 1, 2015. We expect to grow this new line of business and believe that it will contribute to HCC’s achievement of its future financial goals.

We were pleased to have Susan Rivera and Lydia Beebe join our Board of Directors during the last 12 months. We have also nominated Barbara Duganier for election to the Board at the upcoming meeting of stockholders. These women bring a wealth of knowledge about insurance, corporate governance and finance and we look forward to the significant contributions that each will make to the success of HCC in the coming years.

We have continued to utilize the executive compensation program that was adopted in 2013 to provide our stockholders (i) greater predictability in executive compensation from year to year and (ii) better alignment of executive compensation with Company and individual performance. In 2014, we also amended our director compensation program to, among other things, remove meeting fees. We believe that these changes continue to align the interests of HCC’s leaders with your interests as stockholders.

Your vote is important to us and the conduct of our business. I urge you to actively participate in HCC’s future by casting your vote on the items discussed in the proxy statement. I encourage you to vote early by signing and returning your proxy card or by voting via telephone, mobile device or internet as instructed in the proxy statement. Thank you for being a stockholder and for the trust you have placed in HCC.

Best regards,

Christopher J.B. Williams

Chief Executive Officer

WELCOME TO THE HCC ANNUAL MEETING

Our Annual Meeting of Stockholders is an important event in the life of our Company. Regardless of the number of shares that you own, it is an opportunity to learn more about recent developments at HCC and, more importantly, to express your opinion regarding our business. It is important that you vote in order to play a part in the future of the Company. Under NYSE rules, shares held through a broker, bank or other nominee cannot be voted by such nominee on non-discretionary matters.

Items that require your vote

	For More	Board
	Information	Recommendation
PROPOSAL 1 – Election of Directors	Page 3	FOR each nominee
PROPOSAL 2 – Advisory Vote on Executive Compensation	Page 14	FOR
PROPOSAL 3 – Ratification of Our Independent Registered Public Accounting Firm for 2015	Page 17	FOR

Ways to vote

Even if you plan to attend our Annual Meeting, please read this Proxy Statement with care and vote right away using one of the following methods. In all cases, have your proxy card or voting instruction form in hand.

Via Internet	Via Mobile Device	Via Phone	Via Mail
at www.proxyvote.com	by scanning this QR Code	by calling 1-800-690-6903	by returning signed proxy card
		in the U.S. or Canada	in the postage-paid envelope

Attend our Annual Meeting of Stockholders

HCC Insurance Holdings, Inc.
2015 Annual Meeting of Stockholders

Date and Time:	Wednesday, May 20, 2015 9:00 a.m., Central Daylight time

Location:	HCC Insurance Holdings, Inc. 13403 Northwest Freeway, Building II
Houston, Texas 77040

Record Date:	April 1, 2015

HCC INSURANCE HOLDINGS, INC. - 2015 Proxy Statement    I

Notice of Annual Meeting of Stockholders

May 20, 2015

9:00 a.m., Central Daylight Time

HCC Insurance Holdings, Inc. at 13403 Northwest Freeway, Houston, TX 77040

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of HCC Insurance Holdings, Inc. will be held on Wednesday, May 20, 2015, at 9:00 a.m., Central Daylight time, at the headquarters of HCC Insurance Holdings, Inc. at 13403 Northwest Freeway, Houston, TX 77040, for the following purposes:

1.	To elect the twelve individuals named in this Proxy Statement to serve as members of our Board of Directors for a one-year term, each to serve until the 2016 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;
2.	To conduct an advisory vote to approve the compensation of our Named Executive Officers;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; and
4.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Our Board of Directors has fixed the close of business on April 1, 2015 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the 2015 Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at 13403 Northwest Freeway, Houston, Texas. A copy of the Annual Report of HCC Insurance Holdings, Inc. for the year ended December 31, 2014 is enclosed.

To ensure that your shares are represented at the meeting, we encourage you to cast your vote as promptly as possible. You may vote via the Internet, via the telephone, via a mobile device, or via the mail. Procedures for submitting your vote are described on page 2 of the Proxy Statement.

April 9, 2015

Houston, Texas

By Order of the Board of Directors,

Randy D. Rinicella

Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2015

The Company’s 2015 Notice of Annual Meeting and Proxy Statement, 2014 Annual Report and other proxy materials are available under the “Investors” tab on our website at www.hcc.com.

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HCC INSURANCE HOLDINGS, INC.

13403 Northwest Freeway

Houston, Texas 77040-6094

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 20, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is first being mailed on or about April 9, 2015 to stockholders of HCC Insurance Holdings, Inc. (“HCC,” “we,” “us,” “our,” or the “Company”) in connection with the solicitation by our Board of Directors (our “Board”) of proxies to be voted at the Annual Meeting of Stockholders to be held on Wednesday May 20, 2015, at 9:00 a.m., Central Daylight time, at the headquarters of HCC Insurance Holdings, Inc. at 13403 Northwest Freeway, Houston, TX 77040, and any postponement or adjournment thereof (the “2015 Annual Meeting”). The Proxy Statement contains information relating to the proposals to be voted upon at the meeting, the voting process, our Board, the compensation of our Named Executive Officers, and certain other information.

The solicitation of proxies is being made by HCC, and the cost of soliciting proxies will be borne by HCC. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be incurred for such forwarding service. HCC will bear the expense of such charges. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by our officers and other employees, who will receive no additional compensation for their services.

Our principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040.

Proposals to be Considered and Vote Required

The following proposals will be voted upon at the 2015 Annual Meeting:

•	The election of the 12 individuals named in this Proxy Statement to serve as members of our Board of Directors for a one-year term, each to serve until the 2016 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;

•	An advisory vote to approve the compensation of our Named Executive Officers;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Only stockholders of record on April 1, 2015 (the “record date”) will be entitled to vote at the 2015 Annual Meeting, and each share will be entitled to one vote. At the close of business on the record date, there were 95,847,346 shares of our common stock outstanding and entitled to vote at the 2015 Annual Meeting.

Quorum and voting requirements are set forth in the Delaware General Corporation Law and our governing documents. A majority of the outstanding shares of our common stock, entitled to vote and represented in person or by proxy, will constitute a quorum at the 2015 Annual Meeting. Abstentions, withhold votes and broker non-votes (described below) are counted as present for purposes of determining the presence of a quorum.

Under our Fourth Amended and Restated Bylaws (the “Bylaws”), in the uncontested election of directors, such as is the case this year, directors are elected by a majority of votes cast in person or by proxy at the Annual Meeting. In order to be elected, the number of shares cast “FOR” a director nominee must exceed the number of shares cast “AGAINST” such director nominee. In the event of a contested election, the election of directors will be determined by a plurality of the votes cast, which means that the 12 nominees who receive the highest number of votes will be elected. Votes may not be cumulated. Abstentions, withhold votes and broker non-votes will not be counted as cast and, therefore, will not impact the outcome of the election of directors.

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The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the 2015 Annual Meeting and entitled to vote on the matter is required for (i) the approval, on an advisory basis, of our executive compensation, and (ii) the ratification of our independent registered public accounting firm. As a result, abstentions have the effect of an against vote, but broker non-votes do not have the effect of an against vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon, including the election of our directors, the advisory vote on executive compensation, and the advisory vote on frequency of future advisory votes on executive compensation. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items (“broker non-votes”). Our Board does not anticipate calling for a vote on any matter other than those described herein.

How to Vote

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the 2015 Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors. Shares may be voted via the following procedures:

Voting In-Person.
Stockholders of Record. Shares held directly in your name as the stockholder of record may be voted in person at the 2015 Annual Meeting. If you choose to vote in person at the 2015 Annual Meeting, please bring your proxy card and proof of personal identification.
Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares.

Voting via the Internet. Shares may be voted via the Internet at www.proxyvote.com. Your voting instructions will be accepted until 11:59 p.m. Eastern Daylight Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions given.

Voting via Mobile Devices. Shares may be voted via a mobile device by scanning this QR Code. Your voting instructions will be accepted until 11:59 p.m. Eastern Daylight Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions given.

Voting via Telephone. Shares may be voted via any touch-tone telephone at 1-800-690-6903. Your voting instructions will be accepted until 11:59 p.m. Eastern Daylight Time on May 19, 2015. Have your proxy card in hand when you call and follow the instructions given.

Voting via Mail. Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Even if you currently plan to attend the 2015 Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via internet, mobile device, telephone or mail does not affect your right to vote in person at the 2015 Annual Meeting.

Voting of Proxies

By giving your proxy, you grant the right to vote your shares to Christopher J.B. Williams, our Chief Executive Officer, and Randy D. Rinicella, our Senior Vice President, General Counsel and Secretary. If you return a signed, but unmarked proxy card, your shares will be voted (i) FOR the election of each of the director nominees named herein, (ii) FOR approval, on an advisory basis, of the compensation of our Named Executive Officers, and (iii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

A proxy may be revoked at any time prior to 11:59 p.m., Eastern Daylight Time, on May 19, 2015. Such right of revocation is not limited by or subject to compliance with any formal procedure, but may be accomplished by (i) voting again via the Internet, any mobile device or telephone, (ii) requesting, completing and returning a second proxy card, (iii) giving written notice to the Secretary of the Company, or (iv) by voting in person at the 2015 Annual Meeting.

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PROPOSAL NUMBER 1	ELECTION OF DIRECTORS

The Company has nominated the individuals listed below to serve as members of our Board until his or her successor is duly elected and qualified at the 2016 Annual Meeting of Stockholders or, if earlier, his or her death, resignation or removal. Each of the nominees is currently a director of HCC. Our Board has affirmatively determined that each of Mr. Ballases, Ms. Beebe, Mr. Bramanti, Mr. Duer, Dr. Flagg, Ms. Rivera, Mr. Rohlf, Mr. Rosholt, Mr. Thomas and, if elected, Ms. Duganier are “independent” directors, as that term is defined in the listing standards of the New York Stock Exchange (“NYSE”) and in our own Corporate Governance Guidelines. Such directors are collectively referenced in this Proxy Statement as “Independent Directors.”

Each of the proposed nominees has consented to stand for election as members of our Board. We believe that each of our current directors has served our stockholders’ interests well during his or her tenure as a director and will continue to do so. We believe that HCC and its stockholders benefit from the wide variety of industry and professional experience that characterizes the members of our Board. Although our Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the 2015 Annual Meeting, the Board may reduce the size of the Board accordingly, or the persons named in the enclosed form of proxy will vote in accordance with their best judgment for any substitute nominee.

The following table presents information concerning the individuals nominated for election as directors of HCC, including current membership on committees of our Board, principal occupation or affiliations during the last five years, and certain directorships held during the last five years. Also included in the information below is a description of the particular experience, qualifications, attributes and skills that led our Board to conclude that each individual should serve as a member of the Board. Generally, the Board believes that its members should have integrity, superior business judgment, and an understanding of the operational, financial and regulatory requirements of running a successful global business.

Information Regarding Nominees for Director

Name	Experience and Qualifications	Age	Served as Director Since
Emmanuel T. Ballases

Mr. Ballases served as the Chairman of the Houston region of JP Morgan Chase Bank, NA from 2004 to 2010 and as Vice Chairman from 2010 until his retirement in 2012. From 2002 until its merger with JP Morgan Chase Bank in 2004, he served as the Chairman of the Southwest region of Bank One, NA. Prior to that time, Mr. Ballases held a variety of executive roles at various banks, including Bank One, Team Bank and Texas Commerce Bank. Mr. Ballases is Chairperson of our Compensation Committee and a member of our Nominating and Corporate Governance Committee.

Mr. Ballases has many years of experience in corporate finance and capital markets transactions. This experience, combined with the leadership experience he developed during his commercial banking career, led the Board to conclude that he should serve as a director.

		65	2012
Lydia I. Beebe

Ms. Beebe serves as Corporate Secretary and Chief Governance Officer of Chevron Corporation, a position that she has held since 1995 and from which she plans to retire in April 2015. From 1977 to 1995, Ms. Beebe held a variety of positions of increasing responsibility with Chevron Corporation. Ms. Beebe also currently serves as a board member of the Rock Center for Corporate Governance at Stanford University and the Weinberg Center for Corporate Governance at the University of Delaware. Ms. Beebe served as the Vice Chair of the Council of Institutional Investors from 2009 to 2013, a Director of the Society of Corporate Secretaries and Governance Professionals from 2001 to 2009, and Chair of the California Fair Employment & Housing Commission from 1995 to 1999. Ms. Beebe is a member of our Compensation Committee and our Nominating and Corporate Governance Committee.

Ms. Beebe has extensive experience in corporate governance that she has gained through her position as the Chief Governance Officer at a large multi-national company and her service on a number of boards. This experience led the Board to conclude that she should serve as a director.

		62	2015
Frank J. Bramanti

Mr. Bramanti served as our Chief Executive Officer from 2006 to May 2009. Prior to being appointed as CEO in 2006, Mr. Bramanti had been retired from his position as an Executive Vice President of HCC since the end of 2001. From 1980 until his retirement, he served HCC in various capacities, including as director, Secretary, Chief Financial Officer and interim President. Mr. Bramanti is Chairperson of our Enterprise Risk Oversight Committee and a member of our Investment and Finance Committee.

Mr. Bramanti has over 20 years of experience in the insurance industry gained from his many years of service as an executive of HCC, including as its CEO. This experience led the Board to conclude that he should serve as a director.

		58	1997

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Name	Experience and Qualifications	Age	Served as Director Since
Walter M. Duer

Mr. Duer is a Certified Public Accountant. He was a partner at the international accounting firm KPMG LLP from 1968 until his retirement in 2004. From 1996 to 2002, Mr. Duer served as a member of the board of directors of KPMG LLP and a trustee of the KPMG Foundation. Mr. Duer is a member of our Audit Committee and our Enterprise Risk Oversight Committee.

With more than 40 years of experience as a CPA, Mr. Duer brings broad operational, financial and industry experience to the Board. During much of his tenure at KPMG Mr. Duer’s work was focused on the insurance industry. His extensive experience and detailed knowledge of the factors influencing the insurance industry led the Board to conclude that he should serve as a director.

		68	2004
Barbara J. Duganier

Ms. Duganier is a Certified Public Accountant. From 2004 until October 2013, she served In a variety of leadership roles at Accenture (NYSE: ACN), most recently as Chief Strategy Officer of Accenture’s outsourcing business. During 2003, Ms. Duganier was retained as an independent consultant by Duke Energy North America to lead a finance transformation program. From 1979 until 2002, Ms. Duganier worked for Arthur Andersen in a variety of audit and financial consulting roles. She was an equity partner at Arthur Andersen from 1990 until her departure in 2002, serving in a variety of leadership roles of increasing responsibility, including as Global Chief Financial Officer. Ms. Duganier is a member of the board of directors, a member of the compensation committee and chair of the audit committee of Buckeye Partners (NYSE: BPL).

Ms. Duganier has extensive experience in the accounting and financial consulting industries as well as significant experience in corporate M&A and securities-related transactions. That experience and her experience on the board of another publicly-traded company, including her service as chair of its audit committee, led the Board to conclude that she should serve as a director.

		56	N/A
James C. Flagg, Ph. D.

Dr. Flagg is a Certified Public Accountant. He is also an Associate Professor in the Department of Accounting in the Mays Business School at Texas A&M University, starting in 1988. Dr. Flagg holds a Master of Science in Economics, an M.B.A. and a Ph.D. in Accounting. Dr. Flagg is Chairperson of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He is a member of the board of the Texas State Board of Public Accountancy. Until 2007, Dr. Flagg was also on the board of directors and chair of the audit committee of EGL, Inc. (Nasdaq: EAGL).

Dr. Flagg has extensive experience in the accounting industry and in-depth knowledge of public company auditing practices. That experience and his background in economics, coupled with his significant experience on the board of another publicly-traded company, including his service as chair of its audit committee, led the Board to conclude that he should serve as a director.

		63	2001
John N. Molbeck, Jr.

Mr. Molbeck served as our Chief Executive Officer from May 2009 until December 2012. From 2006 to May 2009, he served as our President and Chief Operating Officer, a position he also held from 1997 to 2002. From 2003 through 2005, Mr. Molbeck served as Chief Executive Officer of Jardine Lloyd Thompson LLC, a retail insurance brokerage firm, which was, at the time, a subsidiary of Jardine Lloyd Thompson Group, plc. Prior to initially joining HCC in 1997, Mr. Molbeck had served as the Managing Director of Aon Natural Resources Group, a subsidiary of Aon Corporation. Mr. Molbeck is a member of our Investment and Finance Committee and our Enterprise Risk Oversight Committee.

Mr. Molbeck has extensive knowledge and understanding of critical areas of the insurance industry gained through decades of service in positions of increasing responsibility. He also has extensive knowledge of HCC, its operations and strategy, gained from his many years of service as an executive of HCC, including most recently as our CEO. As a result, the Board concluded that Mr. Molbeck should serve as a director.

		68	2005
Susan Rivera

Ms. Rivera has been President and Chief Executive Officer of V3 Insurance Partners, LLC, an insurance program administrator specializing in the fields of property, casualty, commercial auto, professional liability and workers’ compensation, since June 2009. Prior to joining V3, she served as President of QBE Specialty Insurance Company and Chief Actuary of the Americas division of QBE Insurance Group Limited from June 2007 to June 2009. From April 2006 until its acquisition by QBE in June 2007, Ms. Rivera was President and Chief Underwriting Officer of Praetorian Insurance Company. Prior to 2006, she spent 15 years at AIG, holding a variety of positions of increasing responsibility during that time. Ms. Rivera is a member of our Audit Committee, our Compensation Committee and our Enterprise Risk Oversight Committee.

Ms. Rivera has over 25 years of experience in insurance operations management, during which time she has excelled at directing corporate strategy and developing innovative solutions to capitalize on business opportunities. This experience, together with her proven ability to work effectively with stakeholders, led the Board to conclude that she should serve as a director.

		50	2014

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Name	Experience and Qualifications	Age	Served as Director Since
Hans D. Rohlf

Mr. Rohlf served as the Managing Director for the North American property and casualty business of Hanover Re from 1995 until his retirement in 2013. From 1977 to 1995, he held a variety of positions of increasing responsibility with Hanover Re, including serving as head of the retrocessional department and as head of the U.S. and aviation businesses. Mr. Rohlf is a member of our Compensation Committee and our Enterprise Risk Oversight Committee. He also serves as a member of the board of directors of HCC International Insurance Company plc and HCC Underwriting Agency Ltd., our primary international operating subsidiaries (both domiciled in London).

As a result of his long career of more than 36 years at Hanover Re, Mr. Rohlf has a deep understanding of the North American property and casualty business. This knowledge, combined with his significant experience in the international insurance markets, led the Board to conclude that Mr. Rohlf should serve as a director.

		64	2013
Robert A. Rosholt

Mr. Rosholt served as the Chief Financial Officer for Nationwide Mutual Insurance Company from 2002 until his retirement in 2008. Prior to joining Nationwide, Mr. Rosholt served as Executive Vice President and Chief of Operations at the US Risk Services unit of Aon Corporation, a leading global provider of risk management services, insurance and reinsurance brokerage and human capital consulting, from 2000 to 2002. From 1993 to 2000, he served as Chief Financial Officer at First Chicago Corporation and its successor companies, including Bank One and FCCNBD, where he had oversight for capital and asset liability management, as well as proprietary investment activities. Prior to 1993, Mr. Rosholt held a variety of increasingly responsible positions at First Chicago Corporation. Mr. Rosholt is Chairman of our Board of Directors, a member of our Investment and Finance Committee and Nominating and Corporate Governance Committee, and an ex-officio member of all of our other Board committees. Mr. Rosholt is a member of the board of directors of Standard Bancshares, Inc. He served as a member of the board of directors, a member of the audit committee and a member of the nominating and corporate governance committee of Abercrombie & Fitch Co. (NYSE: ANF) from June 2008 to September 2010. Mr. Rosholt has also served as a member of the advisory board of the Financial Institution Advisory Services of Alvarez and Marsal.

Mr. Rosholt’s many years of experience as an executive in the financial services and insurance industries, his knowledge of strategy development and execution, and his expertise in the application of risk management practices, led the Board to conclude that he should serve as a director.

		65	2008
J. Mikesell Thomas

Since July 2008, Mr. Thomas has been a principal at Castle Creek Capital, a private equity firm specializing in investments in community banking companies. In connection with such service, he also served, from November 2008 to July 2011, as President and Chief Executive Officer of First Chicago Bankcorp and as Chief Executive Officer of its subsidiary First Chicago Bank and Trust. In July 2011, the Illinois Department of Financial and Professional Regulation, Division of Banking, determined that First Chicago Bank and Trust was insolvent and named the Federal Deposit Insurance Corporation as receiver. From April 2004 to April 2008, Mr. Thomas served as President and Chief Executive Officer of Federal Home Loan Bank of Chicago. From 2001 to 2004, he worked as an independent financial advisor working with a range of large companies on financial and strategic issues. Prior to that time, Mr. Thomas was a managing director of Lazard Freres & Co. LLC. From 1976 to 1995, Mr. Thomas held a series of increasingly responsible positions at First Chicago Corporation, including co-head of Corporate and Institutional Banking, Chief Financial Officer and Treasurer. Mr. Thomas is Chairperson of our Investment and Finance Committee and a member of our Audit Committee. Mr. Thomas is a member of the board of directors of the UBS Funds and UBS Relationship Funds and a member of the board of trustees of SMA Relationship Trust, each of which is a registered investment company that provides investment advisory services to UBS mutual funds. He is also a member of the board of directors of Fort Dearborn Income Securities, Inc. Mr. Thomas serves as chair of the audit committee and as a member of the corporate governance committee of each of these funds.

Mr. Thomas developed an expertise in commercial and investment banking and corporate finance over a 35-year career at several prominent institutions. His financial services industry experience, combined with the executive leadership skills developed during his career, led the Board to conclude that he should serve as a director.

		64	2012
Christopher J.B. Williams

Mr. Williams is our Chief Executive Officer, a position he assumed in December 2012. From May 2011 until December 2012, he served as our President. He has also served as Chairman of Wattle Creek Winery since 2005. Prior to his retirement in 2005, he served as National Director for Life, Accident & Health of Willis Re. Mr. Williams is a member of our Enterprise Risk Oversight Committee and our Investment and Finance Committee. Prior to his appointment as President in May 2011, Mr. Williams had served as the Chairman of our Board of Directors since May 2008.

Mr. Williams has over 40 years of experience in the insurance industry, including significant expertise in accident and health insurance lines, which comprise HCC’s largest business segment. He also has significant knowledge of international insurance markets. These factors led the Board to conclude that he should serve as a director.

		59	2007

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the Nominees listed above

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2014 Director Compensation Table

The table below summarizes the compensation paid to or accrued on behalf of our non-employee directors. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board or committee meetings and for directors’ education programs and seminars.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Emmanuel T. Ballases	121,440	110,000	—	—	—		231,440
Judy C. Bozeman	66,750	—	—	1,152	—		67,902
Frank J. Bramanti	127,250	110,000	—	—	—		237,250
Walter M. Duer	112,250	110,000	—	2	—		222,252
James C. Flagg, Ph.D.	138,250	110,000	—	—	—		248,250
Thomas M. Hamilton	128,250	110,000	—	339,468	—		577,718
Leslie S. Heisz	54,750	—	—	825			55,575
John N. Molbeck, Jr.	112,250	110,000	—	—	256,200	(5)	478,450
Susan Rivera	61,263	110,000	—	—	—		171,263
Hans D. Rohlf	106,876	110,000	—	32,606	—		249,482
Robert A. Rosholt	170,000	200,000	—	—	—		370,000
J. Mikesell Thomas	123,440	110,000	—	—	—		233,440

(1)	Includes payment of annual retainer and meeting fees.

(2)	Represents the aggregate grant date fair value of equity awards granted during 2014, computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 1, General Information and Significant Accounting and Reporting Policies — Stock-Based Compensation, and Note 11, Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. On May 21, 2014, each non-employee director (other than the Chairman of the Board) received a grant of 2,363 shares of common stock under our 2008 Flexible Incentive Plan. Mr. Rosholt, our Chairman of the Board, received a grant of 4,296 shares of common stock under our 2008 Flexible Incentive Plan. The number of shares of common stock granted was determined by dividing $110,000 ($200,000 in the case of Mr. Rosholt) by $46.55, the closing price of the Company’s common stock on May 21, 2014, the date of grant. All shares were fully vested as of the grant date.

(3)	No stock options were granted to directors during 2014. As of December 31, 2014, no non-employee directors held stock options.

(4)	Includes above-market earnings of amounts deferred under the Director DCP (as defined below). In 2014, the following non-employee directors had the following earnings under the Director DCP:

	Total Earnings ($)	Above-Market Earnings* ($)
Ms. Bozeman	71,670	1,152
Mr. Duer	5,886	2
Mr. Hamilton	763,689	339,468
Ms. Heisz	30,963	825
Mr. Rohlf	72,507	32,606

*	As defined by SEC regulations.

(5)	Represents consulting payments received by Mr. Molbeck pursuant to his separation agreement for his service as an employee of the Company prior to his retirement as CEO in May 2013.

Cash Retainers

During 2014, our non-employee directors received a combination of cash and equity retainers. Board members received cash retainers for serving on our Board as set forth in the following table:

Position	Retainer ($)
Board Member (including Chairman of the Board)	90,000
Chairman of the Board	80,000
Audit Committee Chairperson	25,000
Compensation Committee Chairperson	15,000
Nominating and Corporate Governance Committee Chairperson	15,000
Enterprise Risk Oversight Committee Chairperson	15,000
Investment and Finance Committee Chairperson	15,000

In addition, any Board member that serves on a Board committee receives an additional cash retainer of $10,000 per Board committee.

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Equity Retainers

Our non-employee directors received an equity retainer (in the form of a block grant of common stock) as set forth in the following table:

Position	Equity Retainer ($)
Board Member	110,000
Chairman of the Board	200,000

The number of shares granted was determined by dividing $110,000 ($200,000 in the case of the Chairman of the Board) by the closing price of our common stock on the date of 2014 annual meeting of stockholders. If a director was elected to our Board on a date other than the date of such meeting, he or she received shares of common stock worth a pro-rata portion of $110,000 for the partial year remaining until the next annual meeting of stockholders.

Prior Director Compensation Program

Effective April 1, 2014, the Board adopted the current director compensation program pursuant to which our non-employee directors receive a combination of cash and equity retainers. Among other things, the current program increased the amount of the Board retainer and eliminated meeting fees. We believe these changes are consistent with overall market trends and allow the Company to attract qualified directors that are focused on the Company’s strategic objectives. Under the old program, directors received the following compensation for serving on our Board:

Cash Retainers

Position	Retainer ($)
Board Member (including Chairman of the Board)	75,000
Chairman of the Board	75,000
Audit Committee Chairperson	25,000
Compensation Committee Chairperson	15,000
Nominating and Corporate Governance Committee Chairperson	15,000
Enterprise Risk Oversight Committee Chairperson	15,000
Investment and Finance Committee Chairperson	15,000

Meeting Fees

	In-person	Teleconference
	Meeting ($)	Meeting ($)
Board of Directors	5,000	1,000
Committee Meeting	2,000	1,000

Equity Retainers

Position	Equity Retainer ($)
Board Member	80,000
Chairman of the Board	200,000

Deferred Compensation

Our non-employee directors are also entitled to defer all or a portion of their cash or stock compensation under the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”). Deferred cash compensation will be credited to a participant’s account and will accrue earnings, compounded monthly, at one of the following rates elected by the participant: the prime rate (3.25% for 2014), the rate of return on HCC common stock (18.10% for 2014), or the rate of return on the S&P 500 (13.69% for 2014). Deferred stock compensation will be deemed invested in HCC common stock, with dividends reinvested. Payment of the participant’s account balance will be paid in the time period set forth in the participant’s deferral election, or if no such time is elected, then in a lump sum following separation from service. The plan is administered by our Compensation Committee. No separate trust or fund has been created, and all benefits payable under the plan will be paid from HCC’s general assets.

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Stock Ownership Requirements

The Board has established a minimum stock ownership requirement for non-employee directors of $450,000 in HCC common stock. Directors are required to meet the ownership requirements (i) in the case of directors serving as of April 1, 2014, by April 1, 2017 or (ii) in the case of directors joining the Board after April 1, 2014, within five years of the date they join the Board. The Board may grant waivers to these ownership requirements. As of December 31, 2014, Mr. Ballases, Mr. Bramanti, Mr. Duer, Dr. Flagg, Mr. Molbeck and Mr. Rosholt had met these requirements.

Corporate Governance

The business and affairs of HCC are managed under the direction of the Board. The Board believes that good corporate governance is a critical factor in achieving business success and, as a result, strong corporate governance is an integral part of our values. Our Company’s corporate governance policies and procedures are available on the Company’s website at http://www.snl.com/IRWeblinkX/committeechart.aspx?iid=103548. The corporate governance portal includes the Company’s Bylaws, Corporate Governance Guidelines (“Corporate Governance Guidelines”), Board Committee Charters, and Code of Business Conduct and Ethics. Any future modification or amendments to our Code of Business Conduct and Ethics, or any waiver thereto, which applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, will be posted on the same website. A copy of the Code of Business Conduct and Ethics is available to any stockholder upon request. We provide below specific information regarding certain corporate governance practices.

Director Independence

Our Board of Directors has established criteria for determining director “independence” as set forth in our Corporate Governance Guidelines. These criteria incorporate all of the requirements for director independence contained in the NYSE listing standards. No director shall be deemed to be “independent” unless the Board shall have affirmatively determined that no material relationship exists between such director and HCC other than the director’s service as a member of our Board or any Board committee. In addition, the following criteria apply to determine independence:

•	no director who is an employee, or whose immediate family member is an executive officer of HCC, is deemed independent until three years after the end of such employment relationship;

•	no director who receives, or whose immediate family member receives, more than $120,000 in any twelve-month period in direct compensation from HCC, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is deemed independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period of such compensation;

•	no director is independent who (i) is a current partner or employee of a firm that is HCC’s internal or external auditor; (ii) has an immediate family member who is a current partner of such firm; (iii) has an immediate family member who is a current employee of such firm and personally works on HCC’s audit; or (iv) was or had an immediate family member who was within the last three years a partner or employee of such firm and personally worked on HCC’s audit within that time;

•	no director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is deemed independent until three years after the end of such service or the employment relationship;

•	no director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, HCC for property or services in an amount that, in any single year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues, is deemed independent until three years after falling below such threshold;

•	no director who has a personal services contract with HCC, or any member of HCC’s senior management, is independent;

•	no director who is affiliated with a not-for-profit entity that receives significant contributions from HCC is independent; and

•	no director who is employed by a public company at which an executive officer of HCC serves as a director is independent.

In addition, members of our Audit Committee must meet the following additional independence requirements:

•	no director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with HCC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee; and

•	no director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from HCC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with HCC (provided such compensation is not contingent in any way on continued service).

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In addition, members of our Compensation Committee must meet the following additional independence requirements:

•	no director shall be considered independent who:

(i)	is currently an officer (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of the Company or a subsidiary of the Company, or otherwise employed by the Company or subsidiary of the Company;

(ii)	receives compensation, either directly or indirectly, from the Company or a subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; or

(iii)	possesses an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K.

•	no director who does not meet the requirements of an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be considered independent.

In assessing the independence of members of the Compensation Committee, the Board will consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to such member’s ability to be independent from management in connection with his or her duties, including, but not limited to (i) the source of his or her compensation, including any consulting, advisory, or other compensatory fees paid by the Company to such director and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.

NYSE listing standards also require that we have a Compensation Committee and a Nominating and Corporate Governance Committee that are each entirely composed of independent directors with written charters addressing such committee’s purpose and responsibilities and that the performance of such committees be evaluated annually.

Our Board has affirmatively determined that each of Mr. Ballases, Ms. Beebe, Mr. Bramanti, Mr. Duer, Dr. Flagg, Mr. Hamilton, Ms. Rivera, Mr. Rohlf, Mr. Rosholt, Mr. Thomas and, if elected, Ms. Duganier meets the criteria for independence set forth above and that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meet the further requirements for independence set forth above.

Board Leadership Structure

Our Bylaws and Corporate Governance Guidelines require that the Chairman of the Board be an independent director. As a result, the Chairman of the Board may not also serve as the Chief Executive Officer of the Company. We believe that the separation of these offices is appropriate at the current time because it allows our CEO, Mr. Williams, to focus his efforts on HCC’s operations and the execution of our business strategy and allows our Chairman, Mr. Rosholt, to focus his efforts on oversight and governance. In addition, this separation of responsibilities allows Mr. Rosholt to dispassionately evaluate the performance of the Company’s management. This structure is further strengthened by Mr. Rosholt’s and Mr. Williams’ unique experiences, perspectives and skills, which complement one another and, in combination, are valuable to the overall management and leadership of HCC. The Board regularly assesses the Corporate Governance Guidelines, including the requirement described above, and may change the leadership structure of the Board in the future if it feels doing so would be in the best interests of the Company.

Board Meetings in 2014

During 2014, our Board met eight times and acted by unanimous written consent on one other occasion. Each person currently serving and nominated to be a director attended, or participated via teleconference, in 75% or more of the meetings of the Board of Directors and the meetings of any committee on which he or she served.

In addition, our policy is to have our directors attend our annual meeting of stockholders. Last year, all of our then-serving directors attended the annual meeting of stockholders.

Executive Sessions of the Board

Independent Directors meet in executive session at each regularly scheduled meeting of our Board and as otherwise needed. Mr. Rosholt, as the independent Chairman of the Board, presides at each executive session. Our Independent Directors met in executive session four times in 2014.

Committees of the Board

Our Board has standing Audit, Compensation, Investment and Finance, Nominating and Corporate Governance, and Enterprise Risk Oversight Committees, each of which has a written charter. Copies of the charter of each of the Board committees, as well as our Corporate Governance Guidelines, are available on our website at http://www.snl.com/IRWeblinkX/committeechart.aspx? iid=103548. In addition, a printed copy of any of these documents will be provided to any stockholder who requests one. The following table sets forth the current composition of our committees.

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	Audit Committee	Compensation Committee	Investment and Finance Committee	Nominating and Corporate Governance Committee	Enterprise Risk Oversight Committee
Emmanuel T. Ballases
Lydia I. Beebe
Frank J. Bramanti
Walter M. Duer
James C. Flagg, Ph.D.
Thomas M. Hamilton
John N. Molbeck, Jr.
Susan Rivera
Hans D. Rohlf
Robert A. Rosholt
J. Mikesell Thomas
Christopher J.B. Williams

Chairperson	Member	Ex Officio	Chairman of the Board

Audit Committee

Our Audit Committee is currently comprised of James C. Flagg (Chairperson), Walter M. Duer, Susan Rivera and J. Mikesell Thomas. Our Board has determined that Dr. Flagg, Mr. Duer, Ms. Rivera and Mr. Thomas are independent, as independence for audit committee members is defined in the listing standards of the NYSE and in accordance with the standards outlined in our Corporate Governance Guidelines. In addition, our Board has determined that each member of the Audit Committee is an “audit committee financial expert” as described in Item 407(d)(5)(ii) of Regulation S-K. The Board further affirmatively determined that Mr. Thomas’s service on the audit committees of UBS Funds, UBS Relationship Funds, SMA Relationship Trust and Fort Dearborn Income Securities, Inc. does not impair his ability to effectively serve on our Audit Committee. The Audit Committee met seven times in 2014.

The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary purpose is to assist our Board with its oversight of (a) the integrity of our consolidated financial statements and disclosures; (b) our compliance with legal and regulatory requirements; (c) our independent registered public accounting firm’s qualifications, performance, independence and fees; and (d) our internal audit function. The Audit Committee has the sole authority to appoint and terminate our independent registered public accounting firm.

The Audit Committee regularly reports to the Board concerning its activities and also assists the Board with oversight of risk management by reviewing the Company’s consolidated financial statements and meeting with the Vice President of Internal Audit and Controls at regularly scheduled meetings of the Audit Committee. At such meetings, the Audit Committee reviews reports on the adequacy and effectiveness of our internal audit and internal control systems and discusses with management the Company’s major financial risks and exposures and the steps management has taken to monitor and control such risks and exposures.

Compensation Committee

Our Compensation Committee is currently comprised of Emmanuel T. Ballases (Chairperson), Lydia I. Beebe, Thomas M. Hamilton, Susan Rivera and Hans D. Rohlf. Our Board has determined that Mr. Ballases, Ms. Beebe, Mr. Hamilton, Ms. Rivera and Mr. Rohlf are independent, as independence for compensation committee members is defined in the listing standards of the NYSE, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met eight times in 2014.

The Compensation Committee has the responsibility for assuring that our senior executives are compensated in a manner that is consistent with the compensation philosophy and strategy of our Board and that is in compliance with the requirements of the regulatory bodies that oversee our operations. Generally, the Compensation Committee is charged with the authority to review and approve our compensation philosophy and our executive compensation programs, levels, plans and awards. The Compensation Committee also administers our incentive plans and our stock-based compensation plans and reviews and approves general employee benefit plans on an as-needed basis. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the form and amount of executive compensation. In addition, under the charter of the Compensation Committee and under our 2008 Flexible Incentive Plan, the Compensation Committee may delegate the authority to management to perform specified functions under such plan; however, under our currently existing internal controls with respect to

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our stock option granting practices, such authority may not be delegated with respect to the granting of options. The Compensation Committee charter allows delegation of Committee authority to subcommittees. See “Executive Compensation — Compensation Discussion and Analysis” below for information on our process and procedures for determining executive officer compensation during 2014.

The Compensation Committee may retain and engage, at its sole discretion, to the extent deemed necessary and appropriate, any compensation consultants, outside counsel or other advisors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been employed as an officer or employee of HCC or any of our subsidiaries. No executive officer of HCC served as a member of the board of directors or compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our Board or our Compensation Committee. No executive officer or director had a relationship with us requiring disclosure under Regulation S-K Item 404(a).

Compensation Committee Risk Assessment

It is the Company’s policy to regularly monitor its compensation policies and practices to determine whether its risk management objectives are being met and to adjust those policies and practices to address any incentives that are determined to encourage risks that are reasonably likely to have a material adverse effect on the Company and any changes in its risk profile. Management regularly assesses the current risk profile of our compensation programs to determine whether any such programs might incentivize excessive risk behavior and shares their findings with the Compensation Committee. The Compensation Committee reviews the results of management’s assessment and determines what, if any, actions should be recommended to the Board for further consideration. The risk assessment includes a review of the primary design features of our compensation programs and the process for determining executive and employee compensation. The Compensation Committee may also, as it deems necessary, seek and receive input relating to its risk assessment from the Audit Committee and the Enterprise Risk Oversight Committee. The risk assessment identified numerous ways in which our compensation programs potentially mitigate risk, including:

•	the structure of our executive compensation program, which consists of both fixed and variable compensation, with a focus on underwriting profitability, and rewards both annual and long-term performance;

•	the use of multiple performance metrics under our incentive and bonus plans;

•	time-based vesting for stock options and restricted stock awards;

•	performance-based vesting for a portion of restricted stock awards to executive officers;

•	a clawback feature and cap on equity awards that are based upon a formula bonus;

•	regular reviews by the CEO and the Compensation Committee of reports listing (i) all employees receiving in excess of $400,000 in annual cash compensation and (ii) the Company’s accrual for annual incentive compensation; and

•	effective internal controls.

As a result of its assessment of compensation risk during 2014, the Compensation Committee expanded the recently adopted executive compensation program that is intended to provide (i) greater predictability in compensation from year to year and (ii) a greater portion of total compensation in the form of equity. This program is described in more detail under “Executive Compensation – Compensation Discussion and Analysis” on page 19.

Enterprise Risk Oversight Committee

Our Enterprise Risk Oversight Committee is currently comprised of Frank J. Bramanti (Chairperson), Walter M. Duer, John N. Molbeck, Jr., Susan Rivera, Hans D. Rohlf and Christopher J.B. Williams. The Enterprise Risk Oversight Committee met five times in 2014.

The Enterprise Risk Oversight Committee is charged with assisting the Board with oversight of risk generally, and specifically with oversight of management’s responsibility to identify, assess, prioritize and manage all material risks to HCC’s business objectives. In this regard, the Board has delegated to the Enterprise Risk Oversight Committee the primary responsibility of administering its enterprise risk oversight function through the Committee’s review of management’s assessment of risks and mitigation strategies with respect to our business. The Committee administers our annual risk assessment process and receives regular reports from our Senior Vice President of Enterprise Risk Management, including information relating to specific risks evaluated and managed by an internal risk committee that is comprised of senior operating management. Some of the specific key risks reviewed by the Committee in 2014 included the Company’s reinsurance processes, non-modeled catastrophes, product distribution, large catastrophe tail exposure, information technology security, crisis management, economic capital modeling and enterprise risk management. As necessary, the Enterprise Risk Oversight Committee coordinates its risk oversight function with other committees of the Board, specifically including the Audit Committee, Compensation Committee and Investment and Finance Committee. The Enterprise Risk Oversight Committee also presents a quarterly report, with recommendations as appropriate, for approval by the Board regarding risk oversight issues raised during the process. The Board discusses and acts, as necessary, on these findings pursuant to the Board’s responsibility for overseeing risk management at the Company.

Investment and Finance Committee

Our Investment and Finance Committee is currently comprised of J. Mikesell Thomas (Chairperson), Frank J. Bramanti, John N. Molbeck, Jr., Robert A. Rosholt and Christopher J.B. Williams. The Investment and Finance Committee met twelve times in 2014.

The Investment and Finance Committee is charged with establishing investment policies for us and our subsidiaries and directing the investment of our funds, and those of our subsidiaries, in accordance with those policies. In this regard, the Investment and Finance Committee oversees the investment management activities of our third-party investment managers and oversees our corporate financing activities.

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Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Thomas M. Hamilton (Chairperson), Emmanuel T. Ballases, Lydia I. Beebe, James C. Flagg and Robert A. Rosholt. The Nominating and Corporate Governance Committee met six times in 2014.

The Nominating and Corporate Governance Committee is charged with identifying and recommending to our Board individuals suitable to become members of the Board and overseeing the administration of our various policies related to corporate governance matters. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE.

Candidates for the Board

The Nominating and Corporate Governance Committee has established certain criteria as guidelines in considering nominations for the Board. The criteria include:

•	the candidate’s independence;

•	the candidate’s depth of business experience;

•	the candidate’s availability to serve;

•	the candidate’s integrity and personal and professional ethics;

•	the balance of the business experience on the Board as a whole; and

•	the need for specific expertise on the Board.

These criteria are not exhaustive, and the Nominating and Corporate Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. The Committee evaluates potential nominees based on the contribution such nominee’s background, experiences, perspectives and skills could have upon the overall functioning of the Board in order to ensure that the Board as a whole reflects these diverse backgrounds, experiences, perspectives and skills. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Governance Committee carefully considers is “diversity in personal background, race, gender, age and nationality” as described in the Corporate Governance Guidelines. In addition, the Board conducts an annual self-assessment to evaluate director performance, which also serves to gauge the Board’s effectiveness in achieving diversity of backgrounds, experiences and perspectives. The Board, through the Nominating and Corporate Governance Committee, has developed and maintains a director skills matrix to assist in the skills evaluation process.

The Board of Directors believes that, based on the Nominating and Corporate Governance Committee’s knowledge of our Corporate Governance Guidelines and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded Board. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. When identifying new candidates to serve on our Board, the Nominating and Corporate Governance Committee undertakes a process that will entail the solicitation of recommendations from any of our incumbent directors, our management or our stockholders. Following a review of the qualifications, experience and backgrounds of these candidates, the Nominating and Corporate Governance Committee will make its recommendation to the Board. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain a search firm for this purpose.

Stockholder Recommendations

The charter of the Nominating and Corporate Governance Committee provides that the committee will consider proposals for nominees for director from stockholders. Stockholder nominations for director should be made in writing to HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094, ATTN: Secretary. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders based on the criteria described above. Although the Nominating and Corporate Governance Committee will consider such candidates, the Board may ultimately determine not to nominate those candidates.

In order to recommend an individual as a candidate for nomination as a director at a meeting of stockholders, we require that a stockholder follow the procedures set forth in this section. In order to recommend a nominee for a director position, a stockholder must own shares at the time such stockholder gives notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Secretary at the address set forth above:

•	in the case of a nomination for election at an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; and

•	in the case of a special meeting at which directors are to be elected, no later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by our Board of Directors to be elected at the special meeting.

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In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The stockholder’s notice must set forth, among other things, the following:

•	as to each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; and

•	as to the nominating stockholder and the beneficial owner, if any, on whose behalf the nomination is made, such stockholder’s and beneficial owner’s name and address as they appear on our books, the class and number of shares that are owned beneficially and of record by such stockholder and such beneficial owner, a representation that the stockholder intends to appear in person or by proxy at such meeting to propose such nomination, and an affirmative statement of whether either such stockholder or such beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of stockholders to elect such nominee or nominees.

In addition to complying with the foregoing procedures, any stockholder recommending a director candidate must also comply with all applicable requirements of the Exchange Act, including the rules and regulations under such Act.

Communications with the Board

The Corporate Governance Guidelines provide that our stockholders and other interested parties may communicate with one or more of our directors by sending their communications to: HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094, ATTN: Secretary. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Certain Relationships and Related Party Transactions

The Board has adopted a policy regarding the review and approval of transactions in which the Company or its subsidiaries, on the one hand, and any of our executive officers, directors, director nominees, holders of greater than 5% of our shares or any of their immediate family members, on the other hand, are parties (a “related party transaction”). Under this policy all related party transactions are subject to review and approval or ratification by the Nominating and Corporate Governance Committee.

Not less than annually, the Nominating and Corporate Governance Committee reviews all related party transactions valued at greater than $120,000. In its review, the Nominating and Corporate Governance Committee considers, among other things:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment or a director or executive officer to act in the best interest of the Company; and

•	whether the transaction is on terms no less favorable to the Company than would generally be available to an unaffiliated third party under similar circumstances.

Any member of the Nominating and Corporate Governance Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of such transaction, but may be counted for purposes of determining the presence of a quorum. If, as a result of this review, the Nominating and Corporate Governance Committee determines that the transaction is not fair to HCC or is otherwise a violation of our Code of Business Conduct and Ethics or our Policy on Conflicts of Interest, it may refuse to approve or ratify the transaction.

We are not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

We are not aware of any related party transaction since the beginning of the last fiscal year required to be reported under our policy or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

There are no family relationships among the executive officers and directors, and there are no arrangements or understandings between any Independent Director or any other person pursuant to which that Independent Director was selected as a director.

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PROPOSAL NUMBER 2	ADVISORY VOTE ON EXECUTIVE COMPENSATION

HCC’s compensation program for Named Executive Officers is intended to (i) support the execution of our business strategy and long-term financial objectives, (ii) attract and retain a talented team of executives who will provide leadership for the Company’s success in dynamic, competitive markets and products, (iii) foster creation of long-term stockholder value by aligning the interests of our executive officers with those of our stockholders and (iv) reward executives for contributions at a level reflecting our performance. Our Compensation Committee has designed our executive compensation program based on principles that reflect these objectives. These principles have contributed to the Company’s strong performance and rewarded executives based on this performance. See “Executive Compensation — Compensation Discussion and Analysis” for additional discussion.

The Company is presenting this proposal, commonly known as a “Say-on-Pay” proposal, which gives you, as a stockholder, the opportunity to endorse or not endorse the compensation of our Named Executive Officers through an advisory vote for or against the following resolution: “Resolved, that the stockholders approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and the related compensation tables (together with the accompanying narrative disclosure) in this Proxy Statement.”

The Board of Directors recommends that stockholders endorse the compensation program for our Named Executive Officers by voting FOR the above resolution. We believe that executive compensation for 2014 is reasonable and appropriate and, as discussed in the Compensation Discussion and Analysis (the “CD&A”) contained in this Proxy Statement, is justified by the performance of the Company. Our compensation programs are the result of a carefully considered approach and reflect advice received from the Compensation Committee’s independent compensation consultant.

In deciding how to vote on this proposal, the Board asks you to consider the following factors, many of which are more fully discussed in the CD&A:

Performance

The Company believes the compensation programs for the Named Executive Officers were instrumental in helping the Company achieve record financial performance in 2014. The Company’s book value per share increased 10.4% in 2014 to $40.44 at December 31, 2014. Our total value creation, as measured by total compounded annual return on tangible book value (including dividends), has significantly outperformed that of our peers over the prior one-, three-, five- and ten-year periods, as illustrated in the following table:

COMPOUNDED ANNUAL

RETURN ON TANGIBLE BOOK VALUE

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Additionally, during 2014 our operating return on equity was 11.0% and we achieved record gross written premium of $3.0 billion, net earnings of $458.3 million, and diluted earnings per share of $4.61. We also achieved a combined ratio of 82.1%.

The Company returned $327.1 million to stockholders during 2014 as follows:

•	We declared quarterly dividends totaling $102.4 million in 2014. HCC has paid cash dividends for 76 consecutive quarters and increased its quarterly dividend in each of the last 18 years.

•	We returned $224.7 million to stockholders by repurchasing 4.7 million shares of our common stock under our previously-announced stock repurchase plan.

GROWTH OF GROSS AND NET WRITTEN PREMIUM

(in millions)

Compensation

The Company has adopted an executive compensation program that provides for a balanced approach. Each of our executive officers is eligible to receive elements of compensation with the following attributes:

Element		Key Characteristics	Focus
Base Salary	•	Fixed per terms of employment agreement with potential for increase based on merit or increased responsibilities	Annual Cash
Annual Incentive Award	•	Target opportunity expressed as a percent of salary
	•	Maximum opportunity = a hard cap expressed as a percent of pretax income for the year
	•	Payout based upon Company and individual performance against pre-established goals
Time-vesting Restricted Stock	•	Target annual grant expressed as a percent of salary	Long-term Equity
	•	Shares vest 1/3 per year
	•	Vesting based upon continued employment
Performance-vesting Restricted	•	Target annual grant expressed as a percent of salary
Stock	•	Shares vest on 3rd anniversary of grant based on Company performance over a 3-year performance period
	•	50% based on total shareholder return (“TSR”) vs. peer group
	•	50% based on operating return on equity vs. internal goal
	•	Payout can range from 0-200% of target award

For additional information on our executive compensation program, see “Compensation Discussion and Analysis – Elements of Our Compensation Programs” below.

The Company believes that its executive compensation program, which includes significant annual incentive awards and long-term equity awards, is designed to encourage our executive officers to achieve exemplary results and is strongly aligned with the long-term interests of our stockholders.

•	We emphasize pay for performance and structure our compensation program to provide appropriate incentives to executives to drive business and financial results. Our Named Executive Officers received annual incentive awards based, in part, on the Company’s performance relative to its operating return on equity, GAAP combined ratio and growth in book value per share excluding accumulated other comprehensive income (“ex-AOCI”). The amount of these awards reflected our actual performance in 2014 against these metrics.

•	A significant portion of our executive officers’ total compensation is provided in the form of equity, half of which vests according to the Company’s performance relative to an operating return on equity target and half of which vests relative to the Company’s total shareholder return as compared to our peer group.

•	There is a positive correlation between the Company’s executive compensation and performance on both a relative and an absolute basis (see “Compensation Discussion and Analysis - Executive Summary” below).

•	Our executive compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

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•	Our executive compensation programs provide a level of compensation that is competitive with our peers (see “Compensation Discussion and Analysis - Executive Summary” below).

CEO COMPENSATION ALIGNMENT

Corporate Governance

The Company believes that its executive compensation program is aligned with good corporate governance.

•	We continue to have stock ownership guidelines that must be met within 5 years of becoming subject to the guidelines.

•	We have adopted hold requirements on some stock-based awards that focus executives on the longer-term effect of decisions made and have a policy that prohibits the hedging of Company stock by directors and employees.

•	We have adopted a “clawback” policy that allows us to recoup certain incentive-based compensation from our executive officers in the event of a financial restatement.

•	In order to encourage our Named Executive Officers to focus on the best interests of stockholders, we have entered into employment agreements with each of our executive officers. The amount of each Named Executive Officer’s base salary is generally fixed, and does not increase, during the term of his employment agreement. These employment agreements also contain restrictive covenants relating to non-competition, non-solicitation and confidentiality, following a termination of employment.

This “say-on-pay” vote is mandated by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing the design and administration of the Company’s executive compensation program, values the feedback received from stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of our executive compensation program

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PROPOSAL NUMBER 3	RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

Our Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm to examine our consolidated financial statements for the year ending December 31, 2015. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PwC as our principal independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PwC and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

PwC’s representatives are expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015

Fees Paid to PricewaterhouseCoopers LLP

Aggregate fees billed or estimated to be billed to the Company for the years ended December 31, 2014 and 2013 by our independent registered public accounting firm PwC were as follows:

	Year Ended December 31,
	2014 ($)	2013 ($)
Audit Fees(1)	5,151,000	5,154,000
Audit-related Fees(2)	131,000	25,000
Tax Fees(3)	142,000	207,000
All Other Fees(4)	92,000	181,000
TOTAL FEES	5,516,000	5,567,000

(1)	For professional services rendered for the audit of our consolidated financial statements and statutory financial statements of our insurance company subsidiaries, actuarial certifications, review of our interim financial statements, review of our systems of internal control over financial reporting and other professional services related to SEC registration statements.
(2)	For agreed upon procedures related to the audit or review of our financial statements that were not reportable as Audit Fees.
(3)	For professional fees related to the preparation of selected domestic and foreign tax returns, as well as advice with respect to domestic and international tax issues related to tax return compliance and the acquisition, disposition or reorganization of subsidiaries.
(4)	Includes fees for technology review, healthcare reform advisory services, licenses for electronic databases and training courses for our employees.

The services provided by PwC described in “Audit-related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to Rule 2-01(c)(7)(i)(C) of Regulation S-X. The Audit Committee has determined the rendering of the above-mentioned non-audit services by PwC was compatible with maintaining our independent registered public accounting firm’s independence.

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Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee is required to pre-approve all auditing services and non-audit services that are provided to us. If the Audit Committee approves an audit service within the scope of the engagement of the independent registered public accounting firm, such audit service will be deemed to have been pre-approved.

Committee pre-approval is not required under the policies of the Audit Committee for non-audit services provided by the independent registered public accounting firm if (i) the aggregate amount of all such non-audit services provided to HCC constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the year in which such non-audit services are provided, (ii) such non-audit services were not recognized by us at the time of the independent registered public accounting firm’s engagement to be non-audit services, and (iii) such non-audit services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.

The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approval of non-audit services. However, the decision of any member to whom such authority is delegated to pre-approve non-audit services shall be presented to the full Audit Committee for its approval at its next scheduled meeting. As of the record date, there had been no such delegation.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program is intended to (i) support the execution of our business strategy and long-term financial objectives, (ii) attract and retain a talented team of executives who will provide leadership for the Company’s success in dynamic, competitive markets and products, (iii) foster creation of long-term stockholder value by aligning the interests of our executive officers with those of our stockholders and (iv) reward executives for contributions at a level reflecting our performance. Our Compensation Committee has designed our executive compensation program based on principles that reflect these objectives. These principles have contributed to the Company’s strong performance and rewarded executives based on this performance. See pages 14-16 for additional information on the Company’s financial performance in 2014.

Pay for Performance

The Company’s executive compensation programs, which include significant annual incentive awards and long-term equity awards, are designed to encourage our executive officers to achieve exemplary results and are strongly aligned with the long-term interests of our stockholders. We emphasize pay for performance and structure our compensation programs to provide appropriate incentives to executives to drive business and financial results. Our Named Executive Officers received annual incentive awards based, in part, on Company performance relative to operating return on equity, GAAP combined ratio and growth in book value per share (ex-AOCI). In addition, there is a positive correlation between the Company’s executive compensation and performance on both a relative and an absolute basis.

RELATIVE ALIGNMENT OF PAY & PERFORMANCE

(3 years cumulative - 2012 to 2014)

ABSOLUTE ANNUAL ALIGNMENT OF PAY & PERFORMANCE

(5 years – 2010 to 2014)

For purposes of both the relative and absolute alignment charts, realizable pay consists of base salary, plus the actual amount of the annual incentive award received for the period, plus the realizable value of unvested equity awards (valued at the end of the period).

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Corporate Governance Practices

The Company also believes that its executive compensation program is aligned with good corporate governance:

•	We continue to have stock ownership guidelines for executive officers that must be met within 5 years of becoming subject to the guidelines.

•	We have adopted hold requirements on certain stock-based awards that focus executives on the longer-term effect of decisions made and have a policy that prohibits the hedging of Company stock by directors and employees.

•	We have adopted a “clawback” policy that allows us to recoup certain incentive-based compensation (including annual incentive and equity awards) from our executive officers in the event of a financial restatement.

•	In order to encourage our Named Executive Officers to focus on the best interests of stockholders, we have entered into employment agreements with each of our executive officers. The amount of each Named Executive Officer’s base salary is generally fixed, and does not increase, during the term of his employment agreement. These employment agreements also contain restrictive covenants relating to non-competition, non-solicitation and confidentiality, following a termination of employment.

This Compensation Discussion and Analysis further explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer, and other executives named in the 2014 Summary Compensation Table (the “Named Executive Officers” or “NEOs”). Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of our compensation programs;

•	Elements of compensation provided to the Named Executive Officers;

•	How we determine each element of compensation and why we pay each element;

•	How we determine executive officer compensation; and

•	Other important compensation policies affecting the Named Executive Officers.

In determining compensation, the Compensation Committee receives input from management and its independent compensation consultant, and considers competitive practices, our business objectives, stockholder interests, regulatory requirements and other relevant factors. The Compensation Committee then reviews, modifies and approves, as appropriate, our executive compensation program in an effort to provide compensation for our executive officers that is (i) competitive, (ii) rewards the officers for success in achieving Company goals, and (iii) aligns the interests of our officers with the long-term interests of our stockholders.

Response to 2014 Say-On-Pay Vote

The Compensation Committee monitors the results of the “Say-on-Pay” vote and considers those results along with the factors listed above in determining compensation policies. A substantial majority (over 95%) of our stockholders ultimately approved the compensation program described in our 2014 proxy statement. The Compensation Committee interpreted this vote result as a strong indication of support for our current compensation program. In light of this support, and its own independent review of our executive compensation program, the Compensation Committee did not implement any significant changes to the executive compensation program disclosed in our 2014 proxy statement. Instead the Compensation Committee sought to continue the use of the executive compensation program that was adopted in March 2013 in response to concerns voiced earlier by certain large stockholders that our compensation program (i) did not clearly communicate our practice of paying for performance, (ii) did not sufficiently align the long-term interests of our executive officers with those of the Company, and (iii) resulted in unpredictable compensation from year to year.

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Objectives of Our Compensation Programs

Our compensation programs are shaped by our underlying business philosophy, which is to generate consistent, industry-leading combined ratios. As a result, our primary objective is to maximize net earnings and grow book value per share. In our ongoing operations, we will continue to:

•	offer a diverse range of specialty insurance products in non-correlated lines of business that generate consistent underwriting profit regardless of market cycles;

COMBINED RATIO

•	emphasize the underwriting of lines of business in which we anticipate we will earn underwriting profits (based on various factors, including premium rates, the availability and cost of reinsurance, policy terms and conditions, and general market conditions);

•	limit our insurance companies’ aggregate net loss exposure from a catastrophic loss through prudent underwriting, the use of reinsurance for those lines of business exposed to such losses, and diversification into lines of business not exposed to such losses; and

•	consider the potential acquisition of specialty insurance operations.

With the goal of assisting in achieving the foregoing business strategy, our Compensation Committee designs our compensation programs to:

•	recruit and retain top executive officers who are experienced, highly qualified individuals that can make significant contributions to our success;

•	motivate executive officers to ensure exceptional performance and desired financial results and reward such performance;

•	provide an opportunity for executives to develop a significant ownership stake in our Company; and

•	align the executive officers’ interests with the long-term interests of our stockholders.

Our compensation programs are designed to reward executive officers for achieving our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help further our strategy, including:

•	individual performance in light of general economic and industry conditions;

•	individual performance that supports our core values;

•	teamwork;

•	resourcefulness;

•	the ability to manage our business;

•	level of job responsibility; and

•	tenure with our Company.

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Elements of Our Compensation Programs

The Compensation Committee strives to provide our Named Executive Officers with a compensation package that balances short-term and long-term compensation. We believe that our current executive compensation program, consisting of a mix of base salary, annual incentive bonuses paid in cash and annual grants of equity (i) provide a predictable and transparent structure for executive compensation, (ii) provide a significant percentage of an executive officer’s compensation through grants of equity, and (iii) attract, retain and motivate our executive officers:

In determining the compensation of our Named Executive Officers, we utilize the following specific compensation elements, which we believe support our compensation objectives:

Compensation Objectives
Compensation Element	Description	Recruit and Retain	Reward Performance	Develop Stock Ownership	Align with Stockholders
Base Salary	• Fixed level of compensation
Annual Incentive Awards	• Performance-based cash incentive plan
• Rewards Company and individual performance
Time-Vesting Restricted Stock	• Long-term equity award
• Generally 3 or 4-year vesting
Performance-Vesting Restricted Stock	• Long-term equity award
• Rewards Company performance
• Measures total shareholder return compared to peers
Stock Options	• Variable equity award
• Rewards Company performance above a threshold
Nonqualified Deferred Compensation	• Deferred until separation from Company
Health, Welfare & Retirement Plans	• HCC 401(k) Savings Plan
• HCC Employee Stock Purchase Plan
Perquisites	• Life insurance premiums
• Relocation expenses
Change of Control Arrangements

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Base Salary

Base salary generally provides a fixed base level of compensation for our executives for the services they render during the year. The purpose of base salary is to compensate our executive officers in light of their respective roles and responsibilities over time. Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for the Named Executive Officers. It is vital to our goal of recruiting and retaining executive officers with proven abilities. An executive officer’s base salary is set in accordance with the terms of his or her employment agreement and generally does not vary during the term of such agreement.

We have determined that our Company’s and our stockholders’ interests are best served by entering into multi-year employment agreements with the Named Executive Officers. Such agreements are the result of arms’ length negotiations between the Named Executive Officer and the Company and are approved by the Compensation Committee. We believe that such multi-year employment arrangements benefit us and our stockholders by permitting us to attract and retain executive officers with demonstrated leadership abilities and to secure the services of such executive officers over an extended period of time. In addition, multi-year employment agreements align executive interests with the long-term interests of HCC and serve our recruitment and retention goals by providing executive officers with security based on the knowledge of how they will be compensated over the term of the agreement, while at the same time providing the Company with significant protections regarding non-competition, non-solicitation of business and employees, and confidential business information. A summary of the principal terms of these employment agreements is included below under the caption “Employment Agreements and Potential Payments Upon Certain Events.”

Annual Incentive Award

An executive officer’s target annual incentive award is determined at the beginning of the year and expressed as a percentage of his or her base salary. The calculated annual incentive award may vary between 0% and 200% of the target award based (i) 70% upon the Company’s achievement of certain pre-established financial performance measures and (ii) 30% upon the executive officer’s achievement of pre-established individual goals. Performance with respect to each goal is graded as follows:

Performance Level	Grade	% of Target Earned
Unacceptable	0	0%
Threshold	1	50%
Meets Expectations	2	100%
Exceeds Expectations	3	150%
Outstanding	4	200%

The weighted average of all grades results in an actual award of between 0% and 200% of the target award. No annual incentive awards will be granted in a given year if the Company’s pretax income for such year is less than 50% of the Company’s pretax income for the preceding year. In no case will an executive officer’s annual incentive award exceed the percentage of the Company’s pretax income designated by the Compensation Committee when the target award is established.

The actual amount paid as an annual incentive award in a given year may differ from the target award for that year and will reflect the Company’s performance with respect to operating return on equity, GAAP combined ratio and growth in book value per share (ex-AOCI), as well as an executive officer’s achievement of his or her individual goals.

Annual Equity Award

We annually grant restricted stock to our executive officers, since we believe this element of our compensation program allows executive officers the opportunity to develop a significant ownership stake in the Company and aligns their interests with the long-term interests of our stockholders. In addition, equity awards serve as a good retention vehicle for the Named Executive Officers because they vest based on the executive officer’s continued employment.

An executive officer is eligible to receive an annual grant of time-vesting restricted stock and performance-vesting restricted stock in an amount determined at the beginning of the year and expressed as a percentage of his or her base salary. Time-vesting restricted stock will vest, assuming continued employment, ratably over a 3-year period beginning on the grant date. Between 0% and 200% of the original performance-vesting restricted stock will vest, assuming continued employment, on the third anniversary of the grant date based (i) 50% upon the Company’s achievement of specified levels of operating return on equity over a 3-year performance period beginning on January 1 of the grant year and (ii) 50% upon the Company’s total shareholder return as compared to our peer companies over the same 3-year performance period.

Because the Company has historically awarded equity on an ad-hoc basis for merit or promotion and not on an annual basis, recent awards of equity will be considered when determining the value of annual equity awards. An executive officer who received an equity award in 2012 would have his or her 2014 annual equity awards reduced by approximately 1/3 of the value of the 2012 award.

Annual equity awards are granted at the March meeting of the Compensation Committee. Equity awards outside of the executive compensation program, including stock options, may be made by the Compensation Committee to reward extraordinary performance, to provide additional retention value or for other reasons at any of our Compensation Committee meetings during the year.

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The Compensation Committee’s policy is to set the exercise price of stock option awards and determine the number of shares of a value-based restricted stock award by using the closing price of our stock on the date of the Compensation Committee meeting at which such awards are granted. We do not coordinate the grant of awards with the release of earnings for any purpose, including the purpose of affecting the value of executive compensation.

Process for Determining Executive Officer Compensation in 2014

Role of the Compensation Committee

The Compensation Committee is composed of Independent Directors and is responsible for reviewing, approving, and monitoring compensation policies and programs that are consistent with the Company’s business strategy and aligned with stockholders’ interests. Specifically, the Compensation Committee is responsible for:

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	reviewing and approving the performance and compensation of the CEO;

•	reviewing and approving annual incentive awards to executive officers; and

•	reviewing and approving equity-based compensation plans and grants of all awards under such plans.

Under our current policy, the Compensation Committee also approves the terms of each Named Executive Officer’s employment agreement and any modifications that are necessary from time to time.

Role of Management

The Compensation Committee regularly meets with the CEO to receive reports and recommendations regarding the compensation of our executive officers other than the CEO. In particular, the CEO recommends to the Compensation Committee annual base salaries, annual incentive awards and long-term equity grants for the Named Executive Officers other than himself. The Compensation Committee then evaluates each executive officer, determines whether the CEO will receive any annual base salary increase, sets performance criteria for annual incentive bonuses, and makes long-term equity grants, if any. As part of its evaluation process, the Compensation Committee considers the Company’s performance (including performance relative to peers), internal equity and consistency, the executive officer’s individual performance over the prior year, changes in responsibilities, and future potential as well as data available from objective, professionally-conducted market studies obtained from a range of industry and general market sources. Although the Compensation Committee considers the CEO’s recommendations, the final decisions regarding base salary, annual incentive awards and equity awards are made by the Compensation Committee.

Role of the Compensation Consultant

The Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its outside compensation consultant to advise it in connection with executive compensation matters. A consultant from Pearl Meyer regularly attends meetings of the Compensation Committee and reports directly and exclusively to the Compensation Committee on matters relating to compensation for the Company’s Named Executive Officers. During 2014, the Compensation Committee requested that Pearl Meyer:

•	review and provide a competitive assessment of the Company’s compensation plan design;

•	provide market data, historical compensation information, competitive practice information and recommendations regarding appropriate peer groups, compensation trends and strategy, and governance developments; and

•	provide analysis of data relating to CEO pay for performance.

During 2014, Pearl Meyer provided no services to the Company other than those provided to the Compensation Committee. The Compensation Committee reviewed all factors relevant to Pearl Meyer’s independence, including:

•	The provision of services to the Company by Pearl Meyer other than those requested by the Compensation Committee;

•	The amount of fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue (fees received by Pearl Meyer from the Company were less than 1% of Pearl Meyer’s total revenue for 2014);

•	The policies and procedures adopted by Pearl Meyer that are designed to prevent conflicts of interest;

•	Any business or personal relationship between Pearl Meyer and a member of the Compensation Committee;

•	Any stock of the Company owned by Pearl Meyer; and

•	Any business or personal relationship between Pearl Meyer and an executive officer of the Company.

As a result of such evaluation, and a certification from Pearl Meyer regarding its independence, the Compensation Committee determined that Pearl Meyer is independent.

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Peer Groups

In determining the compensation of our Named Executive Officers, the Compensation Committee strives to provide a competitive pay opportunity. While the Compensation Committee does not set target compensation for our Named Executive Officers by formal reference to benchmarking surveys, it does regularly refer to benchmarking surveys in order to ensure that our compensation is generally competitive with that of our peers. Our peer group for 2014 consisted of the following companies:

Name	Ticker	Name	Ticker
American Financial Group	AFG	Old Republic International Corporation	ORI
Argo Group International Holdings, Ltd.	AGII	RLI Corp.	RLI
The Chubb Corporation	CB	The Travelers Companies, Inc.	TRV
Markel Corporation	MKL	W.R. Berkley Corporation	WRB
Navigators Group, Inc.	NAVG

These companies were selected on the basis that they have significant specialty insurance operations and compete with the Company for talent, stockholders’ investments and in the marketplace for business.

During 2014, Pearl Meyer performed a comprehensive review of the compensation of our Named Executive Officers. The results of Pearl Meyer’s review indicated that (i) our CEO’s pay was well aligned with the Company’s performance over the past 1-year and 3-year periods, (ii) the use of non-financial measures In evaluating individual performance is common among our peers, (iii) the use of time-vesting and performance-vesting restricted stock as part of a long-term incentive grant is consistent with our peer group and general market practices, and (iv) target total direct compensation for our executive officers is below the market median due to below-market long-term incentive grants.

Competitive Posture 2014 (Percentile of Market)
Component of Pay	CEO	All Executive Officers
Cash Compensation
Base Salary	50th	75th
Total Cash Compensation (base salary + annual incentive award)	81st	71st
Long-Term Incentives(1)	32nd	10th
Total Direct Compensation	59th	42nd

(1)	Based on average annual grant value over last 4 years

The following chart illustrates the actual 2014 total direct compensation of each of our Named Executive Officers relative to the market data reviewed by the Compensation Committee during its 2014 review. For purposes of this chart, 2014 total direct compensation includes a Named Executive Officer’s base salary (not including any deferred compensation), annual incentive award (including the supplemental bonus award discussed on page 28), and the grant date value of any equity awards made in 2014.

2014 ACTUAL TOTAL DIRECT COMPENSATION VS. MARKET

(IN THOUSANDS)

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Determining Executive Officer Compensation in 2014

General

In determining the amounts of each element and the aggregate compensation for our Named Executive Officers, we do not use any specific formulae or attempt to satisfy any specific ratio for compensation among our executive officers; however, the differences in the aggregate compensation between our Chief Executive Officer, our Chief Financial Officer, and our other Named Executive Officers reflect the individual responsibilities with respect to their respective positions. Because of the significant incentive opportunities available to managers of our subsidiaries based on the subsidiary’s performance, the Compensation Committee also evaluates total compensation to our Named Executive Officers in relation to such managers to ensure overall fairness between the compensation opportunities available at both the subsidiary and the corporate level.

While we do not have a firm policy for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, our executive compensation program does provide general guidelines for determining the target amount of annual incentive awards and annual equity awards in relation to base salary. In addition, with respect to annual equity awards, we believe using a combination of time-vesting and performance-vesting restricted stock provides a balance of retention and performance incentive benefits and that this practice is competitive among our peers and consistent with broader market practice.

The Compensation Committee views the various components of compensation as related, but distinct, and therefore regularly re-evaluates the appropriate mix of elements, including the appropriate target incentive awards. The Compensation Committee also relies on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that our Company has achieved, as well as information provided by the Compensation Committee’s compensation consultant to approve appropriate deviations from the guidelines contained in our executive compensation program.

Base Salary

The level of base salary for each Named Executive Officer was established in the executive officer’s employment agreement upon the date of hire or the date of renewal of an existing employment agreement. Base salary was initially determined for each executive officer based on the abilities, qualifications, accomplishments, and prior work experience of the executive officer. Base salary in a renewal agreement was determined based on the same criteria, but also on how the executive officer performed under his previously existing agreement and on the length of the executive officer’s tenure with HCC.

While base salary is generally fixed during the term of an executive officer’s employment agreement, adjustments may be considered on a discretionary basis. In deciding whether to make a discretionary increase to a Named Executive Officer’s compensation, we consider the consistency of the executive officer’s individual performance over the prior year, changes in the executive officer’s responsibilities, the executive officer’s future potential and internal pay equity. We also consider data available from benchmarking studies obtained from a range of industry and general market sources, as well as information provided by the compensation consultant.

In accordance with the terms of his employment agreement, Mr. Irick’s base salary was increased in 2014 to $600,000 as shown in the “2014 Summary Compensation Table.” Base salaries for the other Named Executive Officers were not increased during 2014.

Annual Incentive Awards

Annual incentive compensation is intended to motivate and reward our Named Executive Officers for performance in achieving our business objectives. In 2008, our Board adopted and our stockholders approved the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan (the “2008 FIP”). Under the 2008 FIP, we grant cash performance awards that may be paid to a participant upon our satisfaction of corporate performance goals. We currently limit cash performance awards under the 2008 FIP to our executive officers, including any employee whose compensation is potentially subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code of 1986. Participants are designated by the Compensation Committee at the beginning of each year. Each participant is given a target award expressed as a percentage of base salary and a maximum award expressed as a percentage of base salary and a percentage of the Company’s pretax income.

For 2014, all of our NEOs received cash performance awards under the 2008 FIP. The target and maximum awards established by the Compensation Committee for 2014 were as follows:

Named Executive Officer	2014 Annual Incentive Award Target (% of Base Salary)	2014 Annual Incentive Award Maximum (% of Base Salary)	2014 Annual Incentive Award Maximum (% of pretax income)
Mr. Williams	150%	300%	1.00%
Mr. Irick	60%	120%	0.25%
Mr. Burke	60%	120%	0.50%
Mr. Kelbel	100%	200%	0.30%
Mr. Schell	60%	120%	0.25%

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Because Mr. Kelbel was not granted an annual equity award in 2013 or 2014 (see “Annual Equity Awards” below for additional information), the Compensation Committee set a target annual incentive award for Mr. Kelbel that exceeded the target otherwise applicable to such an executive under the executive compensation program.

For 2014, our pretax income was $661.8 million. After the conclusion of the calendar year, the Compensation Committee evaluated both the Company’s performance against its budgeted performance targets and each Named Executive Officer’s individual performance against the goals that had been set for such executive officer at the beginning of 2014. In evaluating the Company’s performance for 2014, the Compensation Committee considered the following actual results versus budget:

COMPANY PERFORMANCE

The actual payout for Mr. Williams under the 2008 FIP also reflected his achievement of individual goals, which included the following for 2014:

Goal	Outcome
• Renew employment agreements with key members of senior management.	• New contracts with each key member of senior management executed during 2014.
• Continue executive leadership development.	• Executive leadership development goals met.
• Settle Spanish surety bonds matter within established reserves.	• Settlement of Spanish surety bonds matter substantially completed.
• Reorganize U.S. Property & Casualty segment.	• U.S. Property & Casualty segment reorganized and operating within target loss ratios.
• Refresh the Company’s strategic plan for 2015-2017.	• Refreshed strategic plan approved by the Board In August 2014.
• Develop plan for relocation or renovation of Houston and London offices.	• Plans for renovation of Houston office and expansion of London office finalized.
• Merge European insurance companies.	• Regulatory approval for merger received in December 2014.

In determining the amount of Mr. Williams’ award, the Compensation Committee considered the following additional factors: (i) the Company’s achievement of record financial performance, including pretax income almost 40% higher than budgeted, (ii) the successful diversification of the Company’s investment portfolio, and (iii) the Company’s successful acquisition of the ProAg crop insurance business.

The actual payouts to other Named Executive Officers under our 2008 FIP also reflected their respective success against the following individual goals:

Mr. Irick — (i) developed succession plan for key members of finance department, (ii) oversaw merger of HCC’s European insurance companies resulting in significant cost savings, (iii) successfully integrated Chief Investment Officer into the investment management team and oversaw positive Investment results for 2014, (iv) oversaw the settlement of a majority of outstanding claims related to the Spanish surety bonds matter, (v) assisted in several significant M&A transactions, and (vi) developed plans resulting in several million dollars in cost savings to the Company.

Mr. Burke — (i) oversaw addition of new insurance teams, including addition of significant crop insurance business, (Ii) expanded Select and Artisan casualty lines of business, (iii) reorganized reporting structure and refocused various lines of business in the U.S Property & Casualty segment, (iv) assumed direct responsibility for Primary and Excess Casualty lines of business, and (iv) assisted with the development of a refreshed strategic plan for 2015-2017.

Mr. Kelbel — (i) exceeded budget objectives for Accident & Health segment, (ii) successfully transitioned oversight of Accident & Health segment to new CEO of HCC Life, (iii) expanded the Company’s

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captive insurance program, (iv) oversaw expansion of short-term medical business, and (v) extended the medical stop-loss business through new product offerings.

Mr. Schell — (i) oversaw successful reorganization of businesses within the HCC Specialty Group, (ii) oversaw successful reorganization of management teams for certain international operations, (iii) collected significant reinsurance claims related to Spanish surety bonds matter, (iv) contributed to meeting corporate combined ratio and return on equity targets by leading development and implementation of improvement plans for all underperforming lines of business, and (v) managed ceded reinsurance strategy and achieved positive results.

Taking these factors into account and utilizing reasoned, subjective judgment, the Compensation Committee approved the following bonus payments for 2014:

	Performance Rating			2014	2014	2014
				Annual Incentive	Maximum Annual	Actual Annual
	Corporate	Individual	Weighted	Award Earned	Incentive Award	Incentive Award
Named Executive Officer	(70%)	(30%)	(100%)	(% of Target)	($)	($)
Mr. Williams	3.67	4.00	3.77	188%	6,618,000	4,500,000
Mr. Irick	3.67	3.50	3.62	181%	1,654,500	651,000
Mr. Burke	3.67	4.00	3.77	188%	3,309,000	1,130,000
Mr. Kelbel	3.67	N/A	N/A	N/A	1,985,400	1,700,000
Mr. Schell	3.67	4.00	3.77	188%	1,654,500	850,000

In recognition of the factors identified above, and in acknowledgement of Mr. Williams’ continuing success in enacting positive corporate cultural changes at the Company, the Compensation Committee exercised its discretion and approved an award in excess of 200% of the target annual incentive award. Because Mr. Kelbel was not granted an annual equity award in 2013 or 2014 (see “Annual Equity Awards” below for additional information) and in recognition of his outstanding performance during 2014, the Compensation Committee exercised its discretion to approve an annual incentive award for Mr. Kelbel that exceeded the maximum threshold otherwise applicable to such award under the executive compensation program.

On March 4, 2015, the Compensation Committee also approved a supplemental bonus award to Mr. Williams in recognition of his outstanding individual performance during 2014. The bonus award reflects the positive overall impact Mr. Williams has had on the culture and performance of the Company during 2014, including the roles he played in the ongoing reorganization of the Company’s senior management team. The bonus award was granted in the form of time-vesting restricted stock under the 2008 Flexible Incentive Plan, as follows:

	Time-Vesting Restricted Stock
Named Executive Officer	($)	(# of Shares)
Mr. Williams	500,000	8,964

The terms and conditions of this time-vesting restricted stock award are consistent with the annual equity awards discussed on page 23.

Annual Equity Awards

Annual equity awards are granted to our Named Executive Officers to assist them in developing a significant ownership stake in the Company and align their interests with the long-term interests of our stockholders. In March 2014, the Compensation Committee approved annual equity awards to NEOs of time-vesting restricted stock and performance-vesting restricted stock under the executive compensation program, as follows:

			Performance-Vesting Restricted
	Time-Vesting Restricted Stock		Stock (at Target)
Named Executive Officer	(% of Base Salary)	(# of Shares)	(% of Base Salary)	(# of Shares)
Mr. Williams	100%	22,169	150%	33,253
Mr. Irick	20%	2,439	40%	4,877
Mr. Burke	—	—	20%	4,434
Mr. Schell	20%	3,326	40%	6,651

Mr. Burke did not receive an award of time-vesting restricted stock because of significant equity awards he received in 2012. Mr. Kelbel did not receive an award because the vesting period for any award would extend beyond the January 31, 2015 expiration of Mr. Kelbel’s current employment agreement, at which time he retired.

Nonqualified Deferred Compensation

We have adopted a nonqualified deferred compensation plan for Mr. Williams, pursuant to which he is entitled to the payment of deferred compensation. We believe the tax benefit from our deferring payment of a portion of compensation is valuable to Mr. Williams and assists us in meeting our retention goals. Paying a portion of base compensation as deferred compensation also ensures Mr. Williams’ total compensation will be fully tax deductible. See “2014 Nonqualified Deferred Compensation Table” for detail.

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Perquisites

Our current policy is that the costs of perquisites will constitute only a small percentage of each Named Executive Officer’s total compensation. In general, the perquisites that an executive officer is eligible to receive are contained in such executive’s employment agreement. In some instances, our Named Executive Officers were provided perquisites by their previous employers, and we offered comparable perquisites in order to attract these Named Executive Officers. Perquisites may include: extended medical benefits; payment of life and disability insurance premiums; personal travel on the corporate aircraft; payment of relocation expenses; payment of club dues; and physical exams.

Employee Benefits

Our Named Executive Officers have the opportunity to participate in a number of benefit programs that are generally available to all of our U.S. or U.K. employees, as applicable. The Named Executive Officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those generally provided to other salaried employees; however, in some instances described below, the executives are entitled to additional benefits. These benefits include:

Health and Insurance Plans

Basic health benefits, dental benefits, disability protection, life insurance, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employees’ family members. The cost of Company-sponsored benefit programs is negotiated by us with the providers of such benefits. In general, the Named Executive Officers contribute to the cost of the benefits.

In addition, under the terms of their respective employment agreements, each of Mr. Kelbel and Mr. Schell and their respective qualified beneficiaries, where applicable, is entitled to extended medical benefits under our medical plan after termination of their respective employment. In the case of Mr. Kelbel and Mr. Schell, such benefits are at no cost and extend until he or his spouse becomes eligible for Medicare or the date his children would have ceased to be covered under our benefit plans had he remained an employee.

Retirement Benefits

The Named Executive Officers are eligible to participate in our 401(k) Plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code annual limits.

Employee Stock Purchase Plan

The Named Executive Officers are eligible to participate in our Employee Stock Purchase Plan (“ESPP”), which is a Company-wide employee stock purchase plan under Section 423 of the Internal Revenue Code. The intent of the ESPP is to assist our employees in acquiring a stock ownership interest in the Company. Under the terms of the ESPP, all eligible employees are able to purchase shares of our common stock at a price equal to 85% of the closing price of our stock on the lower of the first day and the last day of the six-month offering period (subject to a maximum purchase of $25,000 of common stock per year).

Other Important Compensation Policies Affecting the Named Executive Officers

Financial Restatement

If the Company is required to restate its financial results and the Board determines that an executive officer engaged in fraud, willful misconduct or violation of Company policy that caused or otherwise contributed to the need to restate such financial results, the Board has the right to recoup from such executive officer (i) all incentive-based (including annual bonus) compensation and equity-based compensation received by the executive officer during the 12-month period following the first public issuance or filing with the SEC of the document containing such financial results and (ii) any profits realized by the executive officer from the sale of Company stock during the same 12-month period.

Stock Ownership Requirements

The Compensation Committee has adopted minimum ownership requirements for Company stock for its Named Executive Officers. Ownership targets have been established as a multiple of current annual base compensation for each of our Named Executive Officers based on their position with the Company as follows:

		Current Level of HCC Stock Ownership
		Ownership
		Requirement
		as a % of Base	Total Number	As a % of	Deadline for
Named Executive Officer	Position	Salary	of Shares(1)	Base Salary(1)	Compliance
Mr. Williams	Chief Executive Officer	300%	87,168	254%	December 2017(2)
Mr. Irick	Chief Financial Officer	150%	25,275	239%	August 2015
Mr. Burke	President	200%	20,564	117%	May 2017
Mr. Kelbel	Executive Vice President	100%	16,202	123%	February 2015
Mr. Schell	Executive Vice President	100%	52,156	394%	February 2015
(1)	As of April 1, 2015 based on a closing stock price of $56.71. Includes shares held outright, share equivalents held in IRA, 401(k) or deferred compensation plan accounts, and the net after-tax value of time-vested restricted stock (using a 34% assumed tax rate).
(2)	Under our stock ownership guidelines, Mr. Williams is required to hold 200% of his base salary by May 2016 and 300% of his base salary by December 2017.

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Executives are expected to comply with the guidelines within five years of becoming subject to the ownership guidelines. As of the record date, Mr. Irick, Mr. Kelbel and Mr. Schell have complied with the ownership guidelines and Mr. Williams and Mr. Burke are on track to meet the ownership guidelines within the five-year compliance period.

Trading in Stock Derivatives

Our Insider Trading Policy prohibits our employees, including Named Executive Officers, from purchasing or selling options on our common stock, engaging in short sales with respect to our common stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our common stock.

Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1,000,000 paid to a corporation’s chief executive officer and the three other most highly compensated executive officers, excluding the chief financial officer.

Section 162(m) further provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We currently structure our discretionary annual incentive compensation for executive officers to comply with Section 162(m) through the 2008 Flexible Incentive Plan. Our current annual incentives satisfy Section 162(m)’s requirement that they be “payable solely on account of the attainment of one or more performance goals.” Although we intend to structure grants under future stock award plans and cash incentive plans in a manner that complies with this section, we may forego all or some portion of a deduction to conform to our compensation goals.

In connection with the compensation of our executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. In addition, we are aware of Section 409A of the Internal Revenue Code and believe we should structure our compensation plans in ways to minimize the likelihood that our employees, including Named Executive Officers, have to pay the excise taxes set forth under Section 409A. If any provision of an employment agreement we have entered into would cause the Named Executive Officer to incur any additional tax under Section 409A or any Treasury Regulations or IRS guidance, we will attempt to reform such provision in a manner that maintains, to the extent possible, the original intent of the provision without violating Section 409A. In addition, the employment agreement of Mr. Kelbel requires us to reimburse him for any Section 409A excise taxes incurred by him.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of compensation. In its financial statements, the Company records expense for salaries and non-equity incentive compensation based on the amount paid, or to be paid, to the Named Executive Officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The annual expense for equity awards granted to employees is calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with such equity awards.

Change of Control Agreements

Our executive officers’ employment agreements provide for severance in the event of a change of control. Payments will only be made under these agreements if there is both a change of control and a termination of employment. This is discussed in more detail under the caption “Employment Agreements and Potential Payments Upon Certain Events” below. The Compensation Committee believes this benefit is required to offer competitive benefits to attract and retain highly qualified executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in HCC’s Annual Report on Form 10-K for the year ended December 31, 2014 and in this Proxy Statement.

Submitted by the Compensation Committee:

Emmanuel T. Ballases, Chairperson
Lydia I. Beebe
Thomas M. Hamilton
Susan Rivera
Hans D. Rohlf

The Compensation Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Compensation Committee report by reference therein.

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Compensation Tables

2014 Summary Compensation Table

The following table summarizes compensation paid to or accrued on behalf of Named Executive Officers for the year ended December 31, 2014:

									Nonqualified
								Non-equity	Deferred
					Stock		Option	Incentive Plan	Compensation	All Other
		Salary		Bonus	Awards		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)	($)(1)		($)(1)	($)(2)	($)	($)(3)	($)
Christopher J.B. Williams(4)	2014	1,950,000	(5)	—	3,000,131	(6)	—	4,500,000	—	156,056	9,606,187
Chief Executive Officer	2013	1,950,000		—	—		—	4,600,000	—	132,169	6,682,169
	2012	1,371,370		—	—		—	1,700,000	—	147,971	3,219,341
Brad T. Irick	2014	600,000		—	390,021	(7)	—	651,000	—	4,401	1,645,422
Executive Vice President	2013	550,000		—	98,704		—	610,000	—	13,700	1,272,404
and Chief Financial Officer	2012	550,000		—	—		—	750,000	—	13,700	1,313,700
William N. Burke(8)	2014	1,000,000		—	300,027	(9)	—	1,130,000	—	64,374	2,494,401
President and Chief	2013	1,000,000		—	179,448		—	1,100,000	—	66,006	2,345,454
Operating Officer	2012	591,214		—	750,011		809,590	725,000	—	6,769	2,882,584
Craig J. Kelbel	2014	750,000		—	—		—	1,700,000	—	48,839	2,498,839
Executive Vice President,	2013	750,000		—	—		—	1,600,000	—	17,390	2,367,390
Accident & Health	2012	715,500		—	—		—	1,200,000	—	17,612	1,933,112
Michael J. Schell	2014	750,000		—	530,042	(10)	—	850,000	—	24,234	2,154,276
Executive Vice President	2013	750,000		—	284,606		—	920,000	—	24,284	1,978,890

(1)	Represents the aggregate grant date fair value of long-term equity incentive awards awarded in each respective year under the Company’s 2008 Flexible Incentive Plan computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 1, General Information and Significant Accounting and Reporting Policies — Stock-Based Compensation, and Note 11, Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Consists of cash performance awards awarded under our 2008 Flexible Incentive Plan.
(3)	See “All Other Compensation Table” for detail of amounts included in this column.
(4)	Mr. Williams has served as our Chief Executive Officer since December 2012. He served as our President from May 2011 until December 2012.
(5)	Salary for Mr. Williams for 2014, 2013 and 2012 includes $950,000, $950,000 and $371,370, respectively, in deferred compensation under the terms of Mr. Williams’ employment agreement. See “2014 Nonqualified Deferred Compensation Table” for detail.
(6)	Consists of 33,254 shares of time-vesting restricted stock and 33,253 shares of performance-vesting restricted stock awarded under our 2008 Flexible Incentive Plan. The maximum potential value of the performance-based restricted stock award, assuming the highest level of performance conditions is 66,506 shares (200% of target) or $3,000,086 at the date of grant.
(7)	Consists of 2,882 shares of time-vesting restricted stock and 5,764 shares of performance-vesting restricted stock awarded under our 2008 Flexible Incentive Plan. The maximum potential value of the performance-based restricted stock award, assuming the highest level of performance conditions is 11,528 shares (200% of target) or $520,028 at the date of grant.
(8)	Mr. Burke has served as our President and Chief Operating Officer since December 2012. He served as our Chief Operating Officer from May 2012 until December 2012.
(9)	Consists of 6,651 shares of performance-vesting restricted stock awarded under our 2008 Flexible Incentive Plan. The maximum potential value of the performance-vesting restricted stock award, assuming the highest level of performance conditions is 13,302 shares (200% of target) or $600,054 at the date of grant.
(10)	Consists of 3,991 shares of time-vesting restricted stock and 7,759 shares of performance-vesting restricted stock awarded under our 2008 Flexible Incentive Plan. The maximum potential value of the performance-vesting restricted stock award, assuming the highest level of performance conditions is 15,518 shares (200% of target) or $700,016 at the date of grant.

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All Other Compensation Table

The following supplemental table summarizes other compensation paid to our Named Executive Officers for the year ended December 31, 2014, which is included in the All Other Compensation column in the 2014 Summary Compensation Table:

	Matching	Life and		Personal Use
	401(k)	Disability	Medical	of Corporate
	Contributions	Premiums	Costs	Aircraft	Other
Name of Executive	($)	($)	($)	($)(1)	($)(2)
Christopher J.B. Williams	10,200	8,025	—	137,831	—
Brad T. Irick	951	3,450	—	—	—
William N. Burke	—	8,745	—	55,629	—
Craig J. Kelbel	10,200	8,649	28,655	—	1,335
Michael J. Schell	10,200	14,034	—	—	—
(1)	Represents the aggregate incremental cost for personal use of Company aircraft. The calculation (i) includes the variable costs incurred as a result of personal flight activity, including a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and any travel expenses for the flight crew and (ii) excludes non-variable costs, such as hangar expense, exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft. This benefit is provided to Mr. Williams and Mr. Burke pursuant to the terms of their respective employment agreements.
(2)	Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of benefits for the Named Executive Officer. These other benefits included payment of club dues.

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2014 Grants of Plan-Based Awards Table

The following table summarizes awards granted to each of the Named Executive Officers during the year ended December 31, 2014 under our 2008 Flexible Incentive Plan:

		Estimated Future	Estimated Future			All Other	All Other	Exercise	Grant Date
		Payouts Under	Payouts Under Equity			Stock Awards:	Option Awards:	or Base	Fair Value
		Non-Equity	Incentive Plan Awards			Number of	Number of	Price of	of Stock
		Incentive Plan				Shares of	Securities	Option	and Option
		Awards Maximum	Threshold	Target	Maximum	Stocks or	Underlying	Awards	Awards
Name	Grant Date	($)(1)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	($/Sh)
Christopher J.B. Williams
Cash Performance Award	N/A	6,618,400
Performance-vesting
RS Award(2)	3/11/2104		0	33,253	66,506				1,500,043
Time-vesting RS Award(3)	3/11/2014					22,169			1,000,044
Time-vesting RS Award(3)	3/11/2014					11,085			500,044
Brad T. Irick
Cash Performance Award	N/A	1,654,600
Performance-vesting
RS Award(2)	3/11/2014		0	5,764	11,528				260,014
Time-vesting RS Award(3)	3/11/2014					2,882			130,007
William N. Burke
Cash Performance Award	N/A	3,309,200
Performance-vesting
RS Award(2)	3/11/2014		0	6,651	13,302				300,027
Craig J. Kelbel
Cash Performance Award	N/A	1,985,500
Michael J. Schell
Cash Performance Award	N/A	1,654,600
Performance-vesting
RS Award(2)	3/11/2014		0	7,759	15,518				350,008
Time-vesting RS Award(3)	3/11/2014					3,991			180,034
(1)	These amounts represent the potential maximum value of the 2014 cash performance awards granted pursuant to our 2008 FIP. The maximum amount of a cash performance award is based upon the Company’s achievement of pretax income. For 2014, the maximum amounts, as a percentage of pretax income, were: Mr. Williams – 1.00%, Mr. Irick – 0.25%, Mr. Burke – 0.50%, Mr. Kelbel – 0.30% and Mr. Schell – 0.25%. For 2014, our pretax income was $661.8 million. The actual amounts of cash performance awards paid to plan participants for 2014 (as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table) were as follows:
($)
Mr. Williams	4,500,000
Mr. Irick	651,000
Mr. Burke	1,130,000
Mr. Kelbel	1,700,000
Mr. Schell	850,000

(2)	On March 11, 2014, Mr. Williams, Mr. Irick, Mr. Burke and Mr. Schell received grants of performance-vesting restricted stock. Between 0% and 200% of the shares of restricted stock will vest on March 11, 2017. Vesting is based equally upon the Company’s achievement of operating return on equity over a three-year period as compared to an internal target (the “ROE factor”) and the Company’s total shareholder return over the same three-year period as compared to the Company’s peer group (the “TSR factor”), in each case according to the following schedule:

Operating ROE (ROE Factor)	% Vesting	TSR Rank (TSR Factor)	% Vesting
< 8%	0.0%	1	100.0%
≥ 8% and < 9.4%	Interpolated	2	87.5%
9.4%	50.0%	3	75.0%
> 9.4% and < 11%	Interpolated	4	62.5%
≥ 11%	100.0%	5	50.0%
		6	37.5%
		7	25.0%
		8	12.5%
		9	0.0%
		10	0.0%

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Dividends will not be payable on the restricted stock during the vesting period. The grants for Mr. Irick, Mr. Burke and Mr. Schell reflected grants of regular annual equity awards under our executive compensation program and supplemental bonus awards for 2013 performance (as discussed in the Company’s 2014 proxy statement) as follows:

	Annual Equity Award	2013 Supplemental Bonus Award
	(# of Shares)	(# of Shares)
Mr. Irick	4,877	887
Mr. Burke	4,434	2,217
Mr. Schell	6,651	1,108

(3)	On March 11, 2014, Mr. Williams, Mr. Irick and Mr. Schell received a grant of time-vesting restricted stock. One-third of the shares of restricted stock vest on each of March 11, 2015, March 11, 2016 and March 11, 2017. The grants for Mr. Irick and Mr. Schell reflected grants of regular annual equity awards under our executive compensation program and supplemental bonus awards for 2013 performance (as discussed in the Company’s 2014 proxy statement) as follows:

	Annual Equity Award	2013 Supplemental Bonus Award
	(# of Shares)	(# of Shares)
Mr. Irick	2,439	443
Mr. Schell	3,326	665

2014 Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014.

	Option Awards					Stock Awards
											Equity
											Incentive
											Plan Awards:
											Market or
											Payout Value
						Number			Equity Incentive		of Unearned
	Number of	Number of				of Shares		Market Value	Plan Awards:		Shares, Units
	Securities	Securities				of Stock		of Shares or	Number of		or Other
	Underlying	Underlying		Option		or Units of		Units of Stock	Unearned Shares,		Rights That
	Unexercised	Unexercised		Exercise	Option	Stock That		that Have Not	Units or Other		Have Not
Name	Options (#) Exercisable	Options (#) Unexercisable		Price ($)(1)	Expiration Date	Have Not Vested (#)		Vested ($)	Rights That Have Not Vested (#)		Vested ($)
Christopher J.B.						31,056	(2)	1,662,117
Williams						22,169	(3)	1,186,485
						11,085	(3)	593,269
									93,168	(2)	4,986,351
									33,253	(4)	1,779,701
Brad T. Irick	10,000	10,000	(5)	24.56	5/26/2016
						20,439	(6)	1,093,895
						2,882	(3)	154,245
									2,676	(7)	143,220
									5,764	(4)	308,489
William N. Burke	40,000	60,000	(8)	31.27	5/22/2022
						23,985	(9)	1,283,677
									4,865	(7)	260,375
									6,651	(4)	355,962
Craig J. Kelbel						21,710	(11)	1,161,919
Michael J. Schell						21,710	(11)	1,161,919
						2,432	(10)	130,161
						3,991	(3)	213,598
									3,649	(7)	195,294
									7,759	(4)	415,262
(1)	The exercise price corresponds to our closing stock price on the grant date (the measurement date for accounting purposes).
(2)	These shares vest on April 30, 2016.
(3)	One-third of these shares vest on each of March 11, 2015, March 11, 2016 and March 11, 2017.
(4)	These shares vest on March 11, 2017.
(5)	These options vest on May 26, 2015.
(6)	These shares vest on November 15, 2015.
(7)	These shares vest on March 14, 2016.
(8)	20,000 of these options vest on each of May 22, 2015, May 22, 2016 and May 22, 2017.
(9)	These shares vest on May 22, 2016.
(10)	One-half of these shares vest on each of March 14, 2015 and March 14, 2016.
(11)	These shares vest on January 4, 2015.

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2014 Option Exercises and Stock Vested Table

The following table summarizes the exercise of options and the vesting of stock awards by each of our Named Executive Officers during the year ended December 31, 2014:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Christopher J.B. Williams	—	—	—	—
Brad T. Irick	—	—	10,000	468,300
William N. Burke	—	—	—	—
Craig J. Kelbel	—	—	—	—
Michael J. Schell	—	—	28,206	1,475,210
(1)	The value realized is calculated by multiplying the spread between the market price on the date of exercise and the exercise price of the option by the number of shares acquired on exercise.
(2)	The value realized is calculated by multiplying the market price on the day of vesting by the number of shares vesting.

2014 Nonqualified Deferred Compensation Table

The following table contains information concerning benefits received by each of the Named Executive Officers under nonqualified deferred compensation plans during the year ended December 31, 2014:

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)(1)	($)	($)
Christopher J.B. Williams	950,000	—	67,216	—	2,621,909(2)
(1)	$21 of this amount is considered above-market earnings under SEC regulations. Earnings on deferred compensation are deemed above-market only if the rate exceeds 120% of the applicable federal long-term rate, with compounding.
(2)	Of this amount, $1,554,703 was previously reported as compensation to Mr. Williams in prior years.

Mr. Williams receives deferred compensation under his employment agreement. We have implemented a Nonqualified Deferred Compensation Plan for Mr. Williams under which this deferred compensation is paid. Mr. Williams remains eligible to participate in his plan for so long as he remains an employee of HCC. Under this plan, monthly contributions are credited to his account in an amount equal to one-twelfth of the annual deferred compensation under his employment agreement. The amount credited to his account will accrue earnings, which shall compound monthly, at his election, which may be changed once per quarter, at one of the following rates: the prime rate (3.25% for 2014), the rate of return on HCC common stock (18.10% for 2014), or the rate of return on the S&P 500 (13.69% for 2014). Payment of Mr. Williams’ account balance will occur within 30 days of his separation from service with HCC (subject to a six-month delay if necessary in order to comply with Internal Revenue Code Section 409A) and will be payable to him (or in the event of his death, to his beneficiary) in a single lump sum. The plan is administered by our Compensation Committee. No separate trust or fund shall be created, and all benefits payable under the plan will be paid from HCC’s general assets.

Employment Agreements and Potential Payments Upon Certain Events

We have entered into employment agreements with our CEO, CFO and the other Named Executive Officers. Notwithstanding these employment agreements, each executive has the right to voluntarily terminate his employment at any time. The employment agreements set forth the general terms and conditions of each executive officer’s employment and provide for certain severance benefits upon the occurrence of certain events. We do not maintain a separate severance plan for our Named Executive Officers. Severance benefits are limited to those set forth in the Named Executive Officer’s employment agreement.

The following discussion (i) summarizes the material terms of each Named Executive Officer’s employment agreement and (ii) sets forth in a tabular format the incremental compensation that would be payable to such Named Executive Officer in the event of his termination of employment under various scenarios, which we refer to as “termination events,” including the Named Executive Officer’s voluntary resignation or retirement, involuntary termination for “Cause,” involuntary termination without “Cause,” termination by the executive for “Good Reason,” termination in connection with a “Change of Control,” termination

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in the event of “Disability,” and termination in the event of death, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2014, the last business day of 2014; and

•	with respect to calculations based on our stock price, we used $53.52, which was the reported closing price of our common stock on December 31, 2014.

The tables contained in this section do not include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time, the 90-day Treasury bill rate used to discount payments and the executive officer’s age and service.

Each Named Executive Officer is party to equity award agreements relating to options and/or restricted stock granted under our 2008 Flexible Incentive Plan. These agreements and plans may provide that a Named Executive Officer is entitled to additional consideration in the event of a termination event.

Christopher J.B. Williams

General

Pursuant to the terms of his employment agreement, effective May 1, 2011, as amended May 15, 2012, Mr. Williams currently serves as our Chief Executive Officer. Mr. Williams’ employment agreement expires on May 1, 2016. During the term of his employment agreement, Mr. Williams receives an annual salary of $1,950,000 (consisting of a base salary of $1,000,000 and deferred compensation of $950,000). Mr. Williams is eligible to receive annual incentive compensation under the 2008 Flexible Incentive Plan. Mr. Williams is also entitled to certain other perquisites at our expense, including supplementary term life insurance of $1,000,000, use of a Company-owned golf club membership, and personal travel on the corporate aircraft. Mr. Williams has agreed to certain provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination) if his employment agreement is terminated.

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Williams is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

					Termination in
					Connection
					with Change
			Involuntary		of Control
	Voluntary	Involuntary	Termination by	Termination by	(without Cause	Termination	Termination
	Resignation or	Termination	HCC without	Executive for	or for Good	in the Event of	in the Event of
	Retirement	for Cause	Cause	Good Reason(1)	Reason)	Disability	Death
Element	($)	($)	($)	($)	($)	($)	($)
Cash Severance Payment(2)	—	—	7,150,000	13,700,000	13,700,000	2,600,000	2,600,000
Bonus Payment(3)	—	—	—	—	—	4,500,000	4,500,000
Restricted Stock Awards(4)	—	—	3,886,796	1,662,117	10,207,923	7,528,327	7,528,327
TOTAL	—	—	11,036,796	15,362,117	23,907,923	14,628,327	14,628,327
(1)	Good Reason includes Mr. Williams’ termination or replacement as CEO, including after a Change of Control.
(2)	In the event of termination without Cause or termination for Good Reason, Mr. Williams will receive a discounted lump sum equal to (i) the amount of base salary and deferred compensation due for the greater of 12 months or the remainder of the term of his employment agreement plus (ii) (a) the average of annual bonuses that were paid to Mr. Williams for the prior two years or (b) in the event of a termination for Good Reason, the aggregate of the base salary and bonus received by Mr. Williams for the two full calendar years prior to termination.
In the event of termination due to disability or death, Mr. Williams or his estate, as applicable, will receive a discounted lump sum equal to base salary and deferred compensation for the lesser of 18 months or the remaining term of his employment agreement. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.
(3)	In the event of termination due to disability or death, Mr. Williams or his estate, as applicable, is eligible to receive the bonus that would have been payable under the 2008 Flexible Incentive Plan for the year in which such death or disability occurred. The estimate of the potential bonus under the 2008 Flexible Incentive Plan that could be due to Mr. Williams is based on the actual bonus paid for 2014 assuming the Compensation Committee would not exercise its authority to reduce such bonus.
(4)	The acceleration of vesting of restricted stock, if any, is governed under the terms of the grant agreements for the restricted stock. In general, all restricted stock will vest upon a Change of Control (as defined in the 2008 Flexible Incentive Plan). In addition, the performance-vesting restricted stock will vest pro-rata for the portion of the performance period in which Mr. Williams was employed in the case of his termination by death or disability or, in the case of grants made after January 1, 2014, for any reason other than Cause (as defined in the restricted stock agreement). The time-vesting restricted stock will vest if Mr. Williams’ employment terminates due to disability or death or for any reason other than Cause (as defined in the restricted stock grant agreement) or, in the case of grants made prior to January 1, 2014, for Good Reason (as defined in the restricted stock agreement). Amounts in the table above represent the intrinsic value of unvested restricted stock as of December 31, 2014.

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Brad T. Irick

General

Pursuant to the terms of his employment agreement, effective May 10, 2010, as amended December 28, 2011, Mr. Irick serves as Executive Vice President and Chief Financial Officer of HCC. His employment agreement expires on December 31, 2015. During 2014, and through the end of his employment agreement, Mr. Irick receives an annual base salary of $600,000. Mr. Irick is eligible to receive annual cash and/or equity bonuses at the discretion of our Compensation Committee.

Mr. Irick is also entitled to certain perquisites, including Company-provided life insurance. If the employment agreement is terminated, Mr. Irick has agreed to certain provisions relating to non-competition (for 12 months post-termination for any reason), confidentiality, and non-solicitation of customers and employees (for 24 months post-termination for any reason).

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Irick is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

					Termination
					in Connection
			Involuntary	Termination	with Change of
	Voluntary	Involuntary	Termination by	by Executive	Control (without	Termination	Termination
	Resignation or	Termination	HCC without	for Good	Cause or for Good	in the Event of	in the Event of
	Retirement	for Cause	Cause	Reason	Reason)	Disability	Death
Element	($)	($)	($)	($)	($)(1)	($)	($)
Cash Severance Payment(2)	—	—	600,000	600,000	600,000	300,000	300,000
Bonus Payment(3)	—	—	—	—	—	651,000	651,000
Restricted Stock Awards(4)	—	—	1,408,807	—	1,699,849	1,408,807	1,408,807
Stock Option Awards(5)	—	—	289,600	289,600	289,600	289,600	289,600
TOTAL	—	—	2,298,407	889,600	2,589,449	2,649,407	2,649,407
(1)	Includes a material change in the nature or status of Mr. Irick’s duties within 12 months following a Change of Control.
(2)	In the event of termination without Cause, termination for Good Reason, or termination in connection with a Change of Control, Mr. Irick will receive a discounted lump sum equal to the amount of base salary due for the remainder of the term of his employment agreement.
In the event of termination due to disability or death, Mr. Irick or his estate, as applicable, will receive an amount equal to six months of base salary. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.
(3)	In the event of termination due to disability or death, Mr. Irick or his estate, as applicable, is eligible to receive, at the CEO’s discretion, a bonus payment for the year in which such death or disability occurred. The estimate of the potential bonus that could be due to Mr. Irick is based on the actual bonus paid for 2014 assuming the Compensation Committee would not exercise its authority to reduce such bonus.
(4)	The acceleration of vesting of restricted stock, if any, is governed under the terms of the grant agreement for the restricted stock. In general, all restricted stock will vest upon a Change of Control (as defined in the 2008 Flexible Incentive Plan). The time-vesting restricted stock will vest if Mr. Irick’s employment terminates due to disability or death or for any reason other than Cause (as defined in the restricted stock grant agreement). In addition, the performance-vesting restricted stock will vest pro-rata for the portion of the performance period in which Mr. Irick was employed in the case of his termination by death or disability or by the Company without Cause (as defined in the restricted stock agreement). Amounts in the table above represent the intrinsic value of unvested restricted stock as of December 31, 2014.
(5)	The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Irick’s option agreement governing the grants. In general, all option grants will vest if Mr. Irick’s employment is terminated in the event of disability or death. In addition, under Mr. Irick’s option agreement, options will vest in the event of involuntary termination without Cause, termination for Good Reason, or termination in connection with a Change of Control. Amounts in the table above represent the intrinsic value of unvested options as of December 31, 2014.

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William N. Burke

General

Pursuant to the terms of his employment agreement, dated March 24, 2012, Mr. Burke currently serves as our President and Chief Operating Officer. Mr. Burke’s employment agreement expires on March 24, 2016. During the term of his employment agreement, Mr. Burke receives an annual salary of $1,000,000. Mr. Burke is eligible to receive annual incentive compensation under the 2008 Flexible Incentive Plan. Mr. Burke is also entitled to certain other perquisites at our expense, including supplementary term life insurance of $1,000,000 and personal travel on the corporate aircraft. Mr. Burke has agreed to certain provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination) if his employment agreement is terminated.

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Burke is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

					Termination
					in Connection
					with Change
			Involuntary	Termination	of Control
	Voluntary	Involuntary	Termination by	by Executive	(without Cause	Termination	Termination
	Resignation or	Termination	HCC without	for Good	or for Good	in the Event of	in the Event of
	Retirement	for Cause	Cause	Reason	Reason)	Disability	Death
Element	($)	($)	($)	($)(1)	($)(2)	($)	($)
Cash Severance Payment(3)	—	—	2,344,295	5,459,295	1,229,295	1,229,295	1,229,295
Bonus Payment(4)	—	—	—	—	1,130,000	1,130,000	1,130,000
Restricted Stock Awards(5)	—	—	1,524,553	—	1,900,014	1,524,553	1,524,553
Stock Option Awards(6)	—	—	1,335,000	1,335,000	1,335,000	1,335,000	1,335,000
TOTAL	—	—	5,203,848	6,794,295	5,594,309	5,218,848	5,218,848
(1)	Good Reason includes Mr. Burke’s termination or replacement as President, including after a Change of Control.
(2)	Includes a material dimunition in the nature or status of Mr. Burke’s duties within 12 months following a Change of Control.
(3)	In the event of termination without Cause or termination for Good Reason, Mr. Burke will receive a discounted lump sum equal to (i) the amount of base salary due for the remainder of the term of his employment agreement plus (ii) (a) the average of the annual bonuses paid to Mr. Burke for the prior two years or (b) in the event of termination or replacement as President, the aggregate of the base salary and bonus received by Mr. Burke for the two full calendar years prior to termination.
In the event of termination in connection with a Change of Control, Mr. Burke will receive a discounted lump sum equal to the amount of base salary due for the greater of (i) the remainder of the term of his employment agreement or (ii) twelve months.
In the event of termination due to disability or death, Mr. Burke or his estate, as applicable, will receive a discounted lump sum equal to base salary for the lesser of 18 months or the remaining term of the employment agreement. The values included in the table above relating to cash severance payments are the total amount, with no discount applied.
(4)	In the event of termination for Good Reason in connection with a Change of Control or due to disability or death, Mr. Burke or his estate, as applicable, is eligible to receive, at the CEO’s discretion, a bonus payment for the year in which such event occurred. The estimate of the potential bonus that could be due to Mr. Burke is based on the actual bonus paid for 2014 assuming the Compensation Committee would not exercise its authority to reduce such bonus.
(5)	The acceleration of vesting of restricted stock, if any, is governed under the terms of the grant agreements for the restricted stock. In general, all restricted stock will vest upon a Change of Control (as defined in the 2008 Flexible Incentive Plan). The time-vesting restricted stock will vest if Mr. Burke’s employment terminates due to disability or death or for any reason other than Cause (as defined in the restricted stock grant agreement). In addition, the performance-vesting restricted stock will vest pro-rata for the portion of the performance period in which Mr. Burke was employed in the case of his termination by death or disability or by the Company without Cause (as defined in the restricted stock agreement). Amounts in the table above represent the intrinsic value of unvested restricted stock as of December 31, 2014.
(6)	The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Burke’s option agreement governing the grants. In general, all option grants will vest if Mr. Burke’s employment is terminated in the event of disability or death. In addition, under Mr. Burke’s option agreement, options will vest in the event of involuntary termination without Cause, termination for Good Reason, or termination in connection with a Change of Control. Amounts in the table above represent the intrinsic value of unvested options as of December 31, 2014.

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Craig J. Kelbel

General

Pursuant to the terms of his employment agreement, effective March 1, 2007, as amended on September 1, 2009, March 30, 2012 and December 17, 2014, Mr. Kelbel served as Executive Vice President of HCC and President and Chief Executive Officer of HCC Life Insurance Company with oversight for our accident and health operations. His employment agreement expired on January 31, 2015 and Mr. Kelbel retired as of such date. The agreement provided that upon Mr. Kelbel’s retirement, Mr. Kelbel would serve HCC as a consultant for a period equal to the number of whole years after January 1, 2002 in which Mr. Kelbel was a full-time employee of HCC and will receive an annual consulting fee of $75,000 ($300,000 for the first year). Mr. Kelbel has agreed to certain provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination).

Benefits upon the Occurrence of Certain Termination Events

In connection with Mr. Kelbel’s retirement on January 31, 2015, he received all accrued compensation, unreimbursed expenses, and other benefits through such date. In addition, in accordance with the terms of his employment agreement, during 2015 he will receive $300,000 in consulting fees and $15,692 in extended medical benefits under our medical plan.

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Michael J. Schell

General

Pursuant to the terms of his employment agreement, effective June 1, 2007 and amended on December 19, 2008, December 1, 2010 and May 22, 2013, Mr. Schell serves as Executive Vice President of HCC, with oversight for a portion of our U.S. property and casualty business, as well as all of our U.S. and international professional liability and international operations. His employment agreement expires on December 31, 2016. Mr. Schell receives an annual base salary of $750,000. Mr. Schell is eligible to receive bonus compensation under the 2008 Flexible Incentive Plan. If Mr. Schell is not a participant under our 2008 Flexible Incentive Plan, he is eligible to receive annual cash and/or equity bonuses at the discretion of our Compensation Committee. Mr. Schell and his qualified beneficiaries are entitled to extended medical coverage after termination of Mr. Schell’s employment (other than voluntary resignation or retirement or for Cause). These extended medical benefits are to be provided at Company expense. The benefits continue, in general, in the case of Mr. Schell and his spouse, until Mr. Schell or his spouse becomes eligible for Medicare, or, in the case of Mr. Schell’s qualified beneficiaries, until the date such person would have ceased to be eligible for coverage under our group health plan had Mr. Schell remained an employee. Mr. Schell has agreed to certain provisions relating to non-competition (for two years post-termination), confidentiality and non-solicitation of customers and employees (for two years post-termination) if his employment agreement is terminated.

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Schell is entitled to all accrued compensation, unreimbursed expenses, and other benefits through the date of termination in the event of his termination.

	Voluntary Resignation or Retirement	Involuntary Termination for Cause	Involuntary Termination by HCC without Cause	Termination by Executive for Good Reason	Termination in Connection with Change of Control (without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
Element	($)	($)	($)	($)	($)(1)	($)	($)
Cash Severance Payment(2)	—	—	1,538,400	1,538,400	1,538,400	1,153,800	1,153,800
Bonus Payment(3)	—	—	850,000	850,000	850,000	850,000	850,000
Continued Health Coverage(4)	—	—	114,413	114,413	114,413	114,413	58,296
Restricted Stock Awards(5)	—	—	1,723,415	—	2,116,234	1,723,415	1,723,415
TOTAL	—	—	4,226,228	2,502,813	4,619,047	3,841,628	3,785,511

(1)	Includes a material change in the nature or status of Mr. Schell’s duties within 12 months following a Change of Control.

(2)	In the event of termination without Cause, termination for Good Reason, or termination in connection with a Change of Control, Mr. Schell will receive a discounted lump sum equal to (i) the amount of base salary due for the remainder of the term of the employment agreement plus (ii) an amount, in lieu of benefits other than medical, equal to $1,600 times the number of months remaining in the term.

In the event of termination due to death or disability, Mr. Schell or his estate, as applicable, will receive a discounted lump sum equal to (i) the amount of base salary due for the lesser of 18 months or the remainder of the term of the employment agreement, and (ii) an amount, in lieu of benefits other than medical, equal to $1,600 times the lesser of 18 months or the number of months remaining in the term of the employment agreement.

The values included in the table above relating to cash severance payments are the total amount, with no discount applied.

(3)	In the event of termination without Cause, termination for Good Reason, termination in connection with a Change of Control, or termination due to death or disability, Mr. Schell or his estate, as applicable, will receive any bonus that would have been payable under the 2008 Flexible Incentive Plan. The estimate of the potential bonus under the 2008 Flexible Incentive Plan that could be due to Mr. Schell is based on the actual bonus paid for 2014 assuming the Compensation Committee would not exercise its authority to reduce such bonus.

(4)	In the event of termination for any reason other than voluntary termination by Mr. Schell or termination for Cause, Mr. Schell and/or his qualified beneficiaries are entitled to receive continued health coverage through COBRA at Company expense for as long as such coverage is available and thereafter shall receive reimbursement for a comparable individual policy or for coverage through an employer plan for a period commencing on the date COBRA coverage ends and ending on, (i) in the case of Mr. Schell or his spouse, the dates he or she becomes eligible for Medicare coverage or, (ii) in the case of Mr. Schell’s qualified beneficiaries, the dates they would have ceased to be eligible for coverage under our health plans had Mr. Schell remained an employee. The following assumptions have been used to calculate the value of the expected benefits: coverage is provided for health care premiums for Mr. Schell and his spouse until Mr. Schell becomes eligible for Medicare, initial average annual cost of coverage of $17,119 for two adults or $8,910 for individual coverage, and 4.48% annual health insurance premium trend.

(5)	The acceleration of vesting of restricted stock, if any, is governed under the terms of the grant agreements for the restricted stock. In general, all restricted stock will vest upon a Change of Control (as defined in the 2008 Flexible Incentive Plan). The time-vesting restricted stock will vest if Mr. Schell’s employment terminates due to disability or death or for any reason other than Cause (as defined in the restricted stock grant agreement). In addition, the performance-vesting restricted stock will vest pro-rata for the portion of the performance period in which Mr. Schell was employed in the case of his termination by death or disability or by the Company without Cause (as defined in the restricted stock agreement). Amounts in the table above represent the intrinsic value of unvested restricted stock as of December 31, 2014.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed of Dr. Flagg (Chairperson), Mr. Duer, Ms. Rivera and Mr. Thomas. The Board has affirmatively determined that each member of the Audit Committee is (i) “independent” and “financially literate”, as such terms are defined in the listing standards of the NYSE and (ii) an “audit committee financial expert” as described in Item 407(d)(5)(ii) of Regulation S-K. More information about each member of the audit committee can be found in the biographies set forth in “Information Regarding Nominees for Director” on pages 3-5.

The Audit Committee acts pursuant to a written charter adopted by the Board. A copy of the charter is available on HCC’s website at http://www.snl.com/IRWeblinkX/committeechart.aspx?iid=103548. Under its charter, the Audit Committee is responsible for overseeing HCC’s accounting and financial reporting processes and audits of HCC’s financial statements. The Audit Committee has the sole responsibility for the appointment and retention of HCC’s independent registered public accounting firm and the approval of all audit and other engagement fees. Among other duties, the Audit Committee also oversees:

•	HCC’s systems of internal control over financial reporting;

•	HCC’s compliance with legal and regulatory requirements;

•	The performance of HCC’s independent registered public accounting firm;

•	HCC’s internal audit function; and

•	HCC’s guidelines and policies with respect to risk assessment and risk management in conjunction with the Enterprise Risk Oversight Committee of the Board.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints or allegations of improper conduct with regard to HCC’s accounting, internal control or audit practices. Reports of such matters can be made via telephone at 1-800-826-6762.

The Audit Committee meets periodically with management, the internal auditors and the independent registered public accounting firm regarding accounting policies and procedures, audit results and internal accounting controls. The internal auditors and the independent registered public accounting firm have free access to the Audit Committee, without management’s presence, to discuss the scope and results of their audit work.

HCC’s management is primarily responsible for its consolidated financial statements and the quality and integrity of the reporting process, including establishing and maintaining systems of internal control over financial reporting and assessing the effectiveness of those controls. The independent registered public accounting firm PricewaterhouseCoopers LLP (“PwC”) is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and on whether HCC maintained effective internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2014 and management’s report of the effectiveness of HCC’s system of internal control over financial reporting with HCC’s management and representatives of PwC. The Audit Committee discussed with PwC the matters required to be discussed by PwC with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with PwC its independence from HCC and HCC’s management, and has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of non-audit services, primarily tax-related services, provided by PwC with its independence.

PwC audited the financial records of HCC and its subsidiaries for the year ended December 31, 2014 and has served as HCC’s independent registered public accounting firm since 1987. The Audit Committee annually reviews PwC’s independence and performance in connection with the committee’s determination whether to retain PwC or engage another firm as our independent registered public accounting firm. In conducting this assessment, the Audit Committee considers, among other things:

•	PwC’s past and present performance on HCC’s audit, including the results of an internal survey of PwC’s service;

•	External data relating to audit quality and performance, including recent PCAOB reports on PwC and its peers;

•	Mandatory auditor rotation requirements in the United Kingdom;

•	PwC’s tenure and its familiarity with HCC’s global operations and accounting policies and practices; and

•	PwC’s independence from HCC and HCC’s management, as described above.

Based on this assessment, the Audit Committee believes that PwC is independent and that it is in the best interests of HCC and its shareholders to retain PwC as its independent registered public accounting firm. Representatives of PwC are expected to be present at the 2015 Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of HCC’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in HCC’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Submitted by the Audit Committee:

James C. Flagg, Ph.D., Chairperson
Walter M. Duer
Susan Rivera
J. Mikesell Thomas

The Audit Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Audit Committee report by reference therein.

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STOCK OWNERSHIP INFORMATION

Principal Stockholder and Beneficial Ownership

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by (a) each of our Named Executive Officers, (b) each of our directors and director nominees and (c) all of our directors and executive officers as a group, and (d) each person known to own beneficially more than 5% of our common stock.

The number of shares and percentage of beneficial ownership set forth below are based on shares of our common stock issued and outstanding. As of April 1, 2015, the number of shares of common stock outstanding was 95,847,346.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock Outstanding(3)
Directors, Director Nominees, and Named Executive Officers(1)
Emmanuel T. Ballases	9,490		*
Lydia I. Beebe	2,016		*
Frank J. Bramanti	339,982	(4)	*
William N. Burke	91,157	(5)	*
Walter M. Duer	25,623.48	(6)	*
Barbara J. Duganier	—		*
James C. Flagg, Ph.D.	15,117		*
Thomas M. Hamilton	4,000	(7)	*
Brad T. Irick	44,340	(8)	*
Craig J. Kelbel	16,202		*
John N. Molbeck, Jr.	20,244		*
Susan Rivera	2,363		*
Hans D. Rohlf	—	(9)	*
Robert A. Rosholt	44,140		*
Michael J. Schell	55,303		*
J. Mikesell Thomas	6,790		*
Christopher J.B. Williams	210,440		*
All directors and executive officers as a group (22 persons)	1,106,445.48		1.15%
Other 5% Beneficial Owners
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	8,057,150	(10)	8.41%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,543,407	(11)	6.83%
Eaton Vance Management 2 International Place Boston, MA 02110	6,319,902	(12)	6.59%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,910,492	(13)	6.17%

*	Less than 1%.

(1)	The address for the directors, director nominees and Named Executive Officers is 13403 Northwest Freeway, Houston, TX 77040-6094.

(2)	Directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(3)	The calculation of this percentage assumes for each person:

• 95,847,346 shares of common stock are issued and outstanding as of April 1, 2015 plus, as to that person only, such number of shares that may be acquired by that person as a result of the following two bullet points:

• The acquisition by such person of all shares that may be acquired upon the exercise of options to purchase shares that have vested or will vest by May 31, 2015; and

• The acquisition by such person of all shares that may be acquired upon the vesting of restricted stock between April 1, 2015 and May 31, 2015.

(4)	Includes 942 shares owned by Mr. Bramati’s children, of which Mr. Bramanti disclaims beneficial ownership.

(5)	Includes 60,000 shares that Mr. Burke has the right to acquire upon the exercise of options that have vested or will vest by May 31, 2015.

(6)	Includes 2,006.48 shares owned by a family limited partnership.

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(7)	Does not include 19,183.88 shares of common stock that Mr. Hamilton has elected to defer under the Director DCP.

(8)	Includes 20,000 shares that Mr. Irick has the right to acquire upon the exercise of options that have vested or will vest by May 31, 2015.

(9)	Does not include 3,345.12 shares of common stock that Mr. Rohlf has elected to defer under the Director DCP.

(10)	Based on a review of a Schedule 13G report filed on February 13, 2015, T. Rowe Price Associates, Inc. beneficially owned 8,057,150 shares as of December 31, 2014 with sole voting power as to 1,858,850 shares, shared voting power as to zero shares, sole dispositive power as to 8,057,150 shares and shared dispositive power as to zero shares. T. Rowe Price Associates, Inc. states that the securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(11)	Based on a review of a Schedule 13G report filed on February 10, 2015, The Vanguard Group beneficially owned 6,543,407 shares as of December 31, 2014 with sole voting power as to 64,328 shares, shared voting power as to zero shares, sole dispositive power as to 6,486,679 shares and shared dispositive power as to 56,728 shares.

(12)	Based on a review of a Schedule 13G/A report filed on February 13, 2015, Eaton Vance Management beneficially owned 6,319,902 shares as of December 31, 2014 with sole voting power as to 6,319,902 shares, shared voting power as to zero shares, sole dispositive power as to 6,319,902 shares and shared dispositive power as to zero shares.

(13)	Based on a review of a Schedule 13G/A report filed on January 30, 2015, BlackRock, Inc. beneficially owned 5,910,492 shares as of December 31, 2014 with sole voting power as to 5,559,876 shares, shared voting power as to zero shares, sole dispositive power as to 5,910,492 shares and shared dispositive power as to zero shares. The Schedule 13G/A states that various persons have the right to receive, or power to direct the receipt of, dividends from or the proceeds from the sale of our common stock, but that no one person’s interest in our common stock is more than 5% of the total outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all forms required to be filed in 2014 by persons subject to the reporting requirements of Section 16(a) were filed timely with the exception of Form 4s filed on March 17, 2014 for each of Mr. Williams, Mr. Irick, Mr. Callahan, Mr. Rinicella and Mr. Schell due to a clerical oversight.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the 2015 Annual Meeting. If any other matter shall properly come before the annual meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented for consideration at the 2016 Annual Meeting of Stockholders and to be included in our Proxy Statement for such meeting must be in proper form and received by our Secretary at HCC’s principal executive offices by the close of business on December 11, 2015. We recommend that a proponent submit any proposal by Certified Mail, Return Receipt Requested and that all proposals should be sent to the attention of the Secretary.

Stockholder proposals submitted outside of the procedure set forth above, which will not be included in our Proxy Statement, including nominations for directors, must be mailed to HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094, ATTN: Secretary, and must be received by the Secretary no earlier than December 11, 2015 and no later than January 11, 2016. If the proposal is received after that date, our proxy for the 2016  Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2016 Annual Meeting. With respect to the nomination of directors, refer to “Candidates for the Board — Stockholder Recommendations,” which requirements will also apply.

Nothing in this section shall be deemed to require us to:

•	permit presentation of a stockholder proposal; or

•	include in our proxy materials relating to our 2016 Annual Meeting any stockholder proposal that does not meet all of the requirements for such presentation or inclusion contained in our Bylaws and/or state and federal securities laws and regulations in effect at that time.

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HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094, ATTN: Investor Relations. You may also obtain a copy of the proxy statement and annual report under the Financials portion of the Investors section on our website at www.hcc.com. Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

FORM 10-K

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Investor Relations, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request so addressed.

For the date, time and location of the 2015 Annual Meeting and an identification of the matters to be voted upon at the 2015 Annual Meeting, please see the “Notice of Annual Meeting of Stockholders.” For the Board’s recommendations regarding those matters, please refer to “Proposal Number 1 — Election of Directors,” “Proposal Number 2 — Advisory Vote on Executive Compensation,” and “Proposal Number 3 — Ratification of Our Independent Registered Public Accounting Firm for 2015.”

EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT THE PROXY BY TELEPHONE, MOBILE DEVICE OR INTERNET. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

April 9, 2015

By Order of the Board of Directors,

Randy D. Rinicella

Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2015

The Company’s 2015 Notice of Annual Meeting and Proxy Statement, 2014 Annual Report and other proxy materials are available under the “Investors” tab on our website at www.hcc.com.

HCC INSURANCE HOLDINGS, INC. - 2015 Proxy Statement     44

HCC INSURANCE HOLDINGS, INC.
ATTN: BRIAN PIERCE
13403 NORTHWEST FREEWAY
HOUSTON, TEXAS 77040-6094

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M89465-P62636

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HCC INSURANCE HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Emmanuel T. Ballases
02) Lydia I. Beebe
03) Frank J. Bramanti
04) Walter M. Duer
05) Barbara J. Duganier
06) James C. Flagg, Ph.D.
07) John N. Molbeck Jr.
08) Susan Rivera
09) Hans D. Rohlf
10) Robert A. Rosholt
11) J. Mikesell Thomas
12) Christopher J.B. Williams

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date